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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☐                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

TECO Energy, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 19, 2008

Notice of Annual Meeting of Shareholders

Date:      April 30, 2008

Time:     10:00 a.m.

Place:	TECO Plaza
702 North Franklin Street
Tampa, Florida 33602

Purpose:	We are holding the annual meeting of the shareholders of TECO Energy, Inc. for the following purposes:

1.	To elect four directors.

2.	To ratify the selection of our independent auditor.

3.	To consider and act on such other matters as may properly come before the meeting.

Shareholders of record at the close of business on February 21, 2008 will be entitled to vote at the meeting.

Even if you plan to attend the meeting, please either: (i) mark, sign and date the enclosed proxy card and return it promptly in the accompanying envelope or (ii) vote by telephone or internet by following the instructions on the proxy card. If you attend the meeting and wish to vote in person, your proxy will not be used.

By order of the Board of Directors,

David E. Schwartz Corporate Secretary

TECO ENERGY, INC.

P.O. Box 111 Tampa, Florida 33601 (813) 228-1111

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on April 30, 2008:

The proxy statement, proxy card and annual report to security holders are available on our website at http://AR.tecoenergy.com

TECO Energy Proxy Statement | Table of Contents

Proxy Statement

TECO Energy, Inc.

P.O. Box 111, Tampa, FL 33601

We are soliciting proxies on behalf of our Board of Directors to be voted at the April 30, 2008 Annual Meeting of Shareholders. This proxy statement explains the agenda, voting information and procedures and provides information to assist you in voting your shares. It and the enclosed proxy card are being mailed to shareholders beginning on or about March 19, 2008.

Throughout this proxy statement, the terms “we,” “us,” “our,” “the company” and “TECO Energy” refer to TECO Energy, Inc.

Voting Information

Who can vote	Only shareholders of record of TECO Energy common stock at the close of business on February 21, 2008 are entitled to vote at the meeting. As of that date we had outstanding 210,903,543 shares of common stock, the only class of stock outstanding and entitled to vote at the meeting. The holders of common stock are entitled to one vote for each share registered in their names on the record date with respect to all matters to be acted upon at the meeting.

Quorum	The presence at the meeting, in person or by proxy, of a majority of the shares outstanding on the record date will constitute a quorum. Abstentions and broker non-votes will be considered as shares present for purposes of determining the presence of a quorum.

How to vote	You may attend the meeting and vote in person, or you may vote by proxy by internet, telephone or mail. Please see your proxy card for more detailed voting instructions, or refer to the information your bank, broker or other holder of record provided to you. Please see “Attending in Person” below for information about attending the meeting. Even if you plan to attend, we request that you vote by proxy promptly. If you attend the meeting and wish to vote in person, your proxy will not be used.

How to revoke your proxy	You may revoke your proxy at any time before it is exercised at the meeting by filing with our Corporate Secretary a written notice of revocation, submitting a proxy bearing a later date or attending the meeting and voting in person.

How your votes are counted

Shares represented by valid proxies received will be voted in the manner specified on the proxies. If no instructions are indicated on the proxy, the proxy will be voted for the election of the nominees for director named below and the ratification of our independent auditor. If other matters are properly presented at the meeting for consideration, the persons appointed as proxies on your proxy card will have the discretion to vote on these matters for you. The affirmative vote of a majority of the common stock represented at the meeting in person or by proxy will be required to elect each director and to ratify the selection of our independent auditor. Abstentions will be considered as represented at the meeting and, therefore, will be the equivalent of a negative vote; broker non-votes will not be considered as represented at the meeting.

Attending in person	Only shareholders or their proxy holders and our guests may attend the meeting, and personal photo identification will be required to enter the meeting. At the end of this proxy statement, we have provided directions to the meeting, which will be held at TECO Plaza, 702 N. Franklin Street, Tampa, Florida. Admission will be on a first-come, first-served basis. For safety and security reasons, cameras will not be allowed in the meeting, and bags, briefcases and other items will be subject to security check.

•	For registered shareholders, an admission ticket is attached to your proxy card. Please bring the admission ticket with you to the meeting.

•

If your shares are held in the name of your broker, bank or other nominee, you must bring to the meeting an account statement or letter from the nominee indicating that you beneficially owned the shares on February 21, 2008, the record date for voting.

•

If you do not present proper photo identification and an admission ticket or verification of ownership, you may not be admitted to the meeting, or if you do not present an admission ticket or verification of ownership, you may also be asked to sign an affidavit attesting to your ownership.

TECO Energy Proxy Statement | 1

Proposals Requiring Your Vote

Item 1 - Election of Directors

Our bylaws provide for the Board of Directors to be divided into three classes, with each class to hold office for a term of three years and until successors are elected and qualified at the annual meetings of shareholders. The bylaws provide that each class should be kept as nearly equal in number as possible. Messrs. Ausley, Ferman, Ramil and Whiting have been nominated for reelection to the class with a term expiring in 2011. Each of these nominees has consented to serve if elected. If any nominee is unable to serve, the shares represented by valid proxies will be voted for the election of such other person as the Board may designate.

The Board of Directors recommends a vote FOR each of these nominees to hold office for the term indicated above and until their successors are elected and qualified.

The Board of Directors

The following table contains information about the nominees and directors whose terms continue after the meeting. All of our directors also serve as directors of our wholly owned subsidiary, Tampa Electric Company. Information on the share ownership of each director is included under “Share Ownership” on page 7.

Nominees for election as directors at this meeting are marked with an asterisk (*).

Name	Age	Principal Occupation During Last Five Years and Other Directorships Held	Director Since	Present Term Expires
*DuBose Ausley	70	Attorney and former Chairman, Ausley & McMullen, P.A. (attorneys), Tallahassee, Florida; also a director and former chairman of Capital City Bank Group, Inc. and a director of Blue Cross Blue Shield of Florida, Inc. and Huron Consulting Group, Inc.	1992	2008

*James L. Ferman, Jr.	64	President, Ferman Motor Car Company, Inc. (automobile dealerships), Tampa, Florida; also a director of Florida Investment Advisers, Inc. and Chairman of The Bank of Tampa and its holding company, The Tampa Banking Company	1985	2008

Luis Guinot, Jr.	72	Attorney and former Equity Partner, Shapiro, Sher, Guinot & Sandler, P.A. (attorneys), Washington, D.C.; formerly United States Ambassador to the Republic of Costa Rica	1999	2009

Sherrill W. Hudson	65	Chairman of the Board and Chief Executive Officer, TECO Energy, Inc.; formerly Managing Partner for South Florida, Deloitte & Touche LLP (public accounting), Miami, Florida; also a director of Lennar Corporation, Publix Super Markets, Inc., and The Standard Register Company (1)	2003	2009

Joseph P. Lacher	62	Retired; formerly President of Florida operations for BellSouth Telecommunications, Inc., (telecommunications services) Miami, Florida; also a director of Perry Ellis International, Inc.	2006	2010

Loretta A. Penn	58	Senior Vice President and Chief Service Excellence Officer, Spherion Corporation (staffing and professional services), McLean, Virginia, 2007 – present; prior to that, Vice President, Spherion Corporation	2005	2009

*John B. Ramil	52	President and Chief Operating Officer, TECO Energy, Inc.; also a director of Blue Cross Blue Shield of Florida, Inc.	2008	2008

Tom L. Rankin	67	Independent Investment Manager, Tampa, Florida; formerly Chairman of the Board and Chief Executive Officer, Lykes Energy, Inc. (the former holding company for Peoples Gas System) and Lykes Bros. Inc.; also a director of Media General, Inc.	1997	2010

William D. Rockford	62	Retired; formerly President, CFO and COO, Primary Energy Ventures LLC (power generation), Oak Brook, Illinois; also formerly Managing Director, Chase Securities Inc. (financial services), New York, New York	2000	2010

J. Thomas Touchton	69	President, The Witt-Touchton Company LLC (private investments), Tampa, Florida	1987	2010

*Paul L. Whiting	64	President, Seabreeze Holdings, Inc., (consulting and private investments), Tampa, Florida; also Chairman of the Board of Sykes Enterprises, Incorporated, and a director of Florida Investment Advisers, Inc., The Bank of Tampa and its holding company, The Tampa Banking Company	2004	2008

(1)	Mr. Hudson will be completing his service on The Standard Register Company board following the expiration of his current term on that board in April 2008.

2 | TECO Energy Proxy Statement

Information about the Board and its Committees

Board Meetings and Attendance

The Board of Directors held six meetings in 2007. All directors attended at least 75 percent of the meetings of the Board and committees on which they served. Our policy is for directors to attend our Annual Meeting of Shareholders; in 2007, all of the directors attended that meeting. In 2007, the non-management directors met in executive session at least quarterly, and the independent directors met in executive session at least once. The presiding director for the executive sessions rotates among the standing board committee chairs, with each serving a one-year term. Our current presiding director is Mr. Ferman, who will serve in this capacity until our 2008 Annual Meeting of Shareholders, after which the position will rotate to the Audit Committee chair (Mr. Lacher).

Committees of the Board

The Board has standing Audit, Compensation, Finance, and Governance and Nominating Committees. The Audit, Compensation and Governance and Nominating Committees are comprised exclusively of independent directors as defined by the listing standards of the New York Stock Exchange. The current membership of each Committee and other descriptive information is summarized below.

Director	Audit Committee	Compensation Committee	Finance Committee	Governance and Nominating Committee
DuBose Ausley	—	—	X	—
James L. Ferman, Jr.	—	X	—	Chair
Luis Guinot, Jr.	—	X	—	X
Sherrill W. Hudson	—	—	X	—
Joseph P. Lacher	Chair	—	—	X
Loretta A. Penn	—	X	—	—
John B. Ramil	—	—	X	—
Tom L. Rankin	X	—	Chair	—
William D. Rockford	—	—	X	—
William P. Sovey [1]	—	X	—	X
J. Thomas Touchton	X	—	—	X
Paul L. Whiting	X	Chair	—	—

(1)	Mr. Sovey is retiring from the Board effective as of the date of the annual meeting.

The Audit Committee met five times in 2007; its members are Messrs. Lacher (Chair), Rankin, Touchton and Whiting. The Board of Directors has determined that Messrs. Lacher, Rankin and Whiting are audit committee financial experts as that term has been defined by the Securities and Exchange Commission, and that all of the members are independent as defined by the listing standards of the New York Stock Exchange. Additional information about the Audit Committee is included in the Audit Committee Report on page 27.

The Compensation Committee, which met four times in 2007, is composed of Ms. Penn, and Messrs. Ferman, Guinot, Whiting (Chair) and Sovey (who does not appear in the Board of Directors table on the previous page, as he is retiring from the Board effective as of the date of the annual meeting), all of whom are independent directors. Its primary responsibilities are to:

•	review and approve the goals and objectives relevant to CEO compensation;

•	evaluate the CEO’s performance in light of those goals and objectives;

•	determine and approve the CEO’s compensation level based on this evaluation;

•	make recommendations to the Board with respect to the compensation of other executive officers, incentive compensation plans and equity-based plans;

•	review and discuss the Compensation Discussion and Analysis with management;

•	administer and make awards under the company’s long-term incentive plan; and

•	make recommendations on proposed executive employment, severance and change-in-control agreements.

Additional information about the Compensation Committee, including information about the role of management in compensation decisions and compensation consultants retained by the Committee, is included under “Compensation Discussion and Analysis,” on page 9 under the subheading “Management and Compensation Consultant Involvement.”

TECO Energy Proxy Statement | 3

The Finance Committee, which assists the Board in formulating our financial policies and evaluating our significant investments and other financial commitments, met three times in 2007; its members are Messrs. Ausley, Hudson, Ramil, Rankin (Chair) and Rockford.

The Governance and Nominating Committee assists the Board with respect to corporate governance matters, including the composition and functioning of the Board. It met three times in 2007, and its members are Messrs. Ferman (Chair), Guinot, Lacher, Sovey and Touchton. The Committee has the responsibilities set forth in its charter with respect to identifying individuals qualified to become members of the Board, recommending to the Board when new members should be added to the Board, recommending to the Board individuals to fill vacancies and nominees for the next annual meeting of shareholders, periodically developing and recommending to the Board updates to the Corporate Governance Guidelines and overseeing the annual evaluation of the Board and its committees. The Governance and Nominating Committee’s process for evaluating nominees for director, including nominees recommended by shareholders, is to consider an individual’s character and professional ethics, judgment, business and financial experience, expertise and acumen, familiarity with issues affecting business, and other relevant criteria, including the diversity, age, skills and experience of the Board of Directors as a whole. The Governance and Nominating Committee considers suggestions from many sources, including shareholders, regarding possible candidates for director, and it has sole authority to retain a search firm to identify potential director candidates and assist in their evaluation. The Governance and Nominating Committee reviews the qualifications and backgrounds of all the candidates, as well as the overall composition of the Board, and recommends to the Board the slate of candidates to be nominated for election at the annual meeting of shareholders and the composition of the Board’s committees. Shareholder recommendations for nominees for membership on the Board will be given due consideration by the Committee for recommendation to the Board based on the nominee’s qualifications in the same manner as all other candidates. Shareholder nominee recommendations should be submitted in writing to the Chairman of the Governance and Nominating Committee in care of the Corporate Secretary, TECO Energy, Inc., P.O. Box 111, Tampa, Florida 33601.

Committee Charters and Other Corporate Governance Documents

The Charters of each Committee, the Corporate Governance Guidelines, the Code of Ethics applicable to all directors, officers and employees, and the Standards of Integrity are available on the Corporate Governance section of the Investors page of our website, www.tecoenergy.com, and will be sent to any shareholder who requests them from the Director of Investor Relations, TECO Energy, Inc., P.O. Box 111, Tampa, Florida 33601. Our Corporate Responsibility Report is also available on the Investors page of our website.

Director Independence

The Board has determined that all of the directors except Messrs. Ausley, Hudson and Ramil meet the independence standards of the New York Stock Exchange and those set forth in our Corporate Governance Guidelines. The Board annually reviews all business and charitable relationships of directors in order to make a determination as to the independence of each director. Only those directors who the Board affirmatively determines have no relationship with us that would impair their independent judgment will be considered independent directors. After performing such a review, the Board determined that (i) Ms. Baldwin (who retired from the Board in May 2007), and Messrs. Guinot, Lacher, Rankin, Rockford and Sovey have no relationships with us and (ii) Ms. Penn and Messrs. Ferman, Touchton and Whiting only have relationships with us of the type that the Board has determined to be categorically immaterial (as defined below), and therefore were not considered by the Board as relationships that would affect their independence. We have ordinary course business transactions with companies at which Ms. Penn and Mr. Ferman are officers, involving amounts below the limits defined in category 1, described below, and make charitable contributions to organizations at which Messrs. Ferman, Touchton and Whiting are trustees, in amounts below the limits defined in category 4, described below.

Our Corporate Governance Guidelines adopted by the Board define the following types of relationships as being categorically immaterial:

1.	If a director is an employee, or if the immediate family member of the director is an executive officer, of another company that does business with us and the annual sales to, or purchases from, us are less than the greater of $1 million or one percent of the consolidated annual gross revenues of the company for which he or she serves as an executive officer or employee;

2.	If a director is an executive officer of another company which is indebted to us, or to which we are indebted, and the total amount of either company’s indebtedness to the other is less than one percent of the total consolidated assets of the company for which he or she serves as an executive officer;

3.	If a director is an executive officer of a charitable organization, and our discretionary charitable contributions to the organization are less than $1 million or one percent of that organization’s total annual charitable receipts; and

4.	If a director serves as a director or trustee of a charitable organization, and our discretionary annual charitable contributions to the organization do not exceed the greater of $200,000 or 5% of that organization’s total annual charitable receipts. (Any automatic matching of employee charitable contributions will not be included in the amount of our contributions for the purpose of this category and category 3 above.)

4 | TECO Energy Proxy Statement

Categories 3 and 4 above recognize the Board’s view that its members should not avoid volunteering as directors or trustees of charitable organizations and that we should not cease ordinary course contributions to organizations for which a director has volunteered.

In addition to defining categorically immaterial relationships, the Board has also adopted the following guidelines to assist it in making the determination of whether a relationship with a board member is material or immaterial:

1.	A director shall not be independent if, within the preceding three years: (i) the director was employed by us; (ii) an immediate family member of the director was employed by us as an executive officer; (iii) the director or an immediate family member of the director received more than $100,000 in direct compensation from us, other than director fees, pension, or other deferred compensation for prior service in any 12-month period; or (iv) one of our executive officers was on the compensation committee of a company which during that same time period employed the director, or which employed an immediate family member of the director, as an executive officer.

2.	A director shall not be independent if (i) the director is a current employee or partner of our independent or internal auditor; (ii) an immediate family member of the director is a current partner, or an employee who participates in the audit, assurance or tax compliance practices of our independent or internal auditor; or (iii) the director or an immediate family member was a partner or an employee of the independent auditor and personally worked on our audit within the last three years.

For relationships the character of which are not included in the categories in paragraphs 1 or 2 above or do not meet the categorically immaterial standards described above, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy these independence guidelines.

Communications with the Board

The Board provides a process by which shareholders and interested parties may communicate with its members, which is described on the Corporate Governance section of the Investors page of our website, www.tecoenergy.com. Any shareholder or interested party wishing to contact our Board, or any of the non-management directors separately, may do so by mail at P.O. Box 1648, Tampa, Florida 33601, or by e-mail through the Corporate Governance section of the Investors page of our website.

Compensation of Directors

In 2007, non-management directors were paid the following compensation:

•	an annual retainer of $30,000;

•	attendance fees of $750 for each TECO Energy Board meeting;

•	attendance fees of $750 for each Tampa Electric Company Board meeting;

•	$ 1,500 for each meeting of a committee of the Board on which they serve;

•	an additional annual retainer of $7,500 for the Chair of the Audit Committee, and an additional annual retainer of $5,000 for each other Committee Chair; and

•	an annual grant of 2,500 shares of restricted stock that vests in three equal annual installments, which is prorated for directors who join after the annual grant date.

Directors may elect to receive all or a portion of their compensation in the form of common stock. Directors may also elect to defer any of their cash compensation with a return calculated at either one percent above the prime rate or a rate equal to the total return on our common stock.

A share ownership guideline was instituted in 2006 requiring non-management directors to own, within five years of their election or the adoption of the guideline, an amount of common stock with a value of five times their annual retainer.

We pay for or reimburse directors for their meeting-related expenses or expenses associated with their duties as our directors, such as attending educational conferences. Occasionally expenses include those associated with travel on our own or other private aircraft for Board-related events.

The purpose of the components and amounts of director compensation is to allow us to continue to attract and retain qualified Board members, tie a portion of their compensation to our long-term success and recognize the significant time commitment required of our directors. The Compensation Committee makes recommendations to the Board regarding the compensation of non-management directors by reviewing information provided by its consultant which compares the total compensation provided to our directors to total director compensation provided by the same peer group companies used for executive base salary market surveys described in the Compensation Discussion and Analysis later in this proxy statement. These peer companies were selected as being representative of companies that we compete with for qualified Board members, reflect the mix of our utility and non-utility businesses and to some extent reflect the size of our company. However, unlike the executive compensation surveys provided by the Committee’s consultant, regression analysis was not used to adjust the data to reflect our revenue scope

TECO Energy Proxy Statement | 5

because the many different elements that make up director compensation, and its relative insensitivity to company size as compared to executive compensation, would make that analysis less meaningful. The level of pay for our director compensation program is below the median compensation paid by the companies in this peer group, which level was based on our objective of generally providing competitive compensation but also having the flexibility to implement compensation changes over time depending on factors such as continuing improvements in our performance, the success of our corporate strategy and any future needs to recruit new directors.

The following table gives information regarding the compensation we provided to the non-management directors in 2007:

Director Compensation for the 2007 Fiscal Year

Name	Fees Earned or Paid in Cash ($) [1]	Stock Awards ($) [2]	Option Awards ($) [3]	Total ($)
Dubose Ausley	42,750	33,402	0	76,152
Sara L. Baldwin [4]	19,000	22,067	0	41,067
James L. Ferman, Jr.	56,250	33,402	0	89,652
Luis Guinot, Jr.	50,250	33,402	0	83,652
Joseph P. Lacher [5]	53,750	34,956	0	88,706
Loretta A. Penn	44,250	33,402	0	77,652
Tom L. Rankin	54,500	33,402	0	87,902
William D. Rockford	41,250	33,402	0	74,652
William P. Sovey	50,417	33,402	0	83,819
J. Thomas Touchton	52,750	33,402	0	86,152
Paul L. Whiting [6]	55,833	33,402	0	89,235

(1)	Includes amounts that are payable in cash but that some directors may elect to either receive in the form of stock or defer into a phantom stock or cash account pursuant to our directors’ deferred compensation plan.

(2)	This column includes the dollar amount recognized for financial statement reporting purposes with respect to 2007 in accordance with FAS 123R for the stock awards made to the directors in 2006 and 2007. On May 2, 2007, each director who was continuing service after that date received 2,500 shares of restricted stock, which vests in three equal annual installments. The grant date fair value of the restricted stock awards computed in accordance with FAS 123R for the 2007 grants of 2,500 shares was $45,875. See Note 9, Common Stock, to the TECO Energy Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007 for a discussion of the assumptions made in these valuations. Because Mr. Lacher joined the Board in 2006 after the annual restricted stock grants had been made that year, he received a prorated grant of restricted stock on a different date than the other directors, and therefore the amount recognized for financial statement reporting purposes under FAS 123R is different for him due to receiving the prorated grant at a different stock price and different vesting schedule. As of December 31, 2007, each director had 4,167 shares of restricted stock outstanding, except for Ms. Baldwin who retired from the Board during 2007 and had 0 shares of restricted stock outstanding. Dividends are paid on restricted stock awards at the same rate paid to all shareholders.

(3)	As of December 31, 2007, Ms. Baldwin and Messrs. Ausley, Ferman, Rankin, Sovey and Touchton each had option awards outstanding as to 18,500 shares. The remaining directors had option awards outstanding as of December 31, 2007 as follows: Mr. Guinot: 24,500 shares; Mr. Lacher: 0 shares; Ms. Penn: 10,000 shares; Mr. Rockford: 12,000 shares; Mr. Whiting: 0 shares. Stock options have not been issued to non-management directors since 2005.

(4)	Ms. Baldwin retired from the Board in May 2007.

(5)	Fees earned in cash include fees in the amount of $26,875 paid in the form of 1,580 shares of common stock at Mr. Lacher’s election.

(6)	Fees earned in cash were paid in the form of 3,283 shares of common stock at Mr. Whiting’s election.

Certain Relationships and Related Person Transactions

Our Board has adopted a written policy regarding the review, approval or ratification of related person transactions. A related person transaction for the purposes of the policy is a transaction between the company and one of our directors, executive officers or 5% shareholders, or a member of one of these person’s immediate family, in which such person has a direct or indirect material interest and involves more than $120,000. Under this policy, related person transactions are prohibited unless the Audit Committee has determined in advance that the transaction is fair and reasonable to the company. In the event we enter into such a transaction without Audit Committee approval, the Audit Committee must promptly review its terms and may ratify the transaction if it determines it is fair and reasonable to the company and any failure to comply with the pre-approval policy was not due to fraud or deceit.

TECO Energy paid legal fees of $1,251,373 for 2007 to Ausley & McMullen, P.A., of which Mr. Ausley is an employee. The terms of these services were comparable to what could be obtained from an unrelated third party, and were approved by the Audit Committee pursuant to the policy described above.

6 | TECO Energy Proxy Statement

Share Ownership

Directors and Executive Officers: The following table gives information regarding the shares of common stock beneficially owned as of January 31, 2008 by our directors and nominees, executive officers named in the Summary Compensation Table below and directors and executive officers as a group. Except as otherwise noted, such persons have sole investment and voting power over the shares. The number of shares of our common stock beneficially owned by any director or executive officer did not exceed 1% of the total shares outstanding at January 31, 2008; the percentage beneficially owned by all directors and executive officers as a group as of that date was 1.9%.

Name	Shares [1]
DuBose Ausley	61,882
James L. Ferman, Jr.	73,764	[2]
Luis Guinot, Jr.	33,597
Sherrill W. Hudson	704,864	[3]
Joseph P. Lacher	17,986	[4]
Loretta A. Penn	15,000
John B. Ramil	551,434	[5,6]
Tom L. Rankin	753,428	[7]
William D. Rockford	35,613
William P. Sovey	39,082
J. Thomas Touchton	73,789
Paul L. Whiting	68,754	[8]
Gordon L. Gillette	327,309	[5]
Charles R. Black	151,109	[5]
William N. Cantrell	409,228	[5,9]
Sal Litrico	131,098	[5]
Sheila M. McDevitt	125,401	[5]
All directors and executive officers as a group (20 persons)	3,984,709	[5,10]

(1)	The amounts listed include the following shares that are subject to options granted under our stock option plans that are exercisable within 60 days of January 31, 2008: Messrs. Ausley, Ferman, Rankin, Sovey and Touchton, 18,500 shares each; Mr. Guinot, 24,500 shares; Mr. Hudson, 284,434 shares; Ms. Penn, 10,000 shares; Mr. Rockford, 12,000 shares; Messrs. Lacher and Whiting, 0 shares; Mr. Ramil, 375,287 shares; Mr. Gillette, 194,074 shares; Mr. Black 74,646 shares; Mr. Cantrell, 263,766 shares; Mr. Litrico, 98,298 shares; Ms. McDevitt, 113,789 shares; and all directors and executive officers as a group, 1,780,248 shares.

(2)	Includes 43,762 shares owned jointly by Mr. Ferman and his wife. Also includes 2,315 shares owned by Mr. Ferman’s wife, as to which shares he disclaims any beneficial interest.

(3)	Includes 2,500 shares owned jointly by Mr. Hudson and his wife and 102,411 shares held in a margin account.

(4)	Includes 9,565 shares owned by Mr. Lacher’s wife, as to which shares he disclaims any beneficial interest.

(5)	Includes the following shares held by our benefit plans for an officer’s account: Mr. Ramil, 7,649 shares; Mr. Gillette, 9,957 shares; Mr. Cantrell, 13,924 shares; Mr. Black 11,980 shares; Mr. Litrico, 3,922 shares; Ms. McDevitt, 0 shares; and all directors and executive officers as a group, 62,314 shares.

(6)	Includes 2,013 shares owned jointly by Mr. Ramil and other family members.

(7)	Includes 1,343 shares owned by Mr. Rankin’s wife, as to which shares he disclaims any beneficial interest.

(8)	Includes 25,000 shares owned jointly by Mr. Whiting and other family members, and 5,000 shares owned by Mr. Whiting’s wife, as to which shares he disclaims any beneficial interest.

(9)	Includes 28,499 shares owned by Mr. Cantrell’s wife, as to which shares he disclaims any beneficial interest. (10) Includes a total of 76,383 shares owned jointly. Also includes a total of 46,722 shares owned by spouses, as to which beneficial interest is disclaimed, and 102,411 shares held in a margin account.

Five Percent Shareholders: The following table gives information with respect to all persons who are known to us to be the beneficial owner of more than five percent of our outstanding common stock as of December 31, 2007.

Name and Address	Shares		Percent of Class
Franklin Resources, Inc. (“Franklin”) Charles B. Johnson Rupert H. Johnson, Jr. One Franklin Parkway, San Mateo, CA 94430	18,072,289	[1]	8.6%

Manuel Moratiel Llarena Pilar Llarena Rey del Castillo Calle Alcala, 97 Madrid, Spain C.P: 28001	12,000,000	[2]	5.7%

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Name and Address	Shares		Percent of Class
T. Rowe Price Associates, Inc. (“Price”) 100 E. Pratt Street Baltimore, MD 21202	12,999,843	[3]	6.1%

(1)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 5, 2008, which reported that Franklin (and Charles B. Johnson and Rupert H. Johnson, Jr. as its principal shareholders) had sole voting power and investment power over these shares. Franklin and the Messrs. Johnson disclaim beneficial ownership of any of these shares. The Schedule 13G/A reported that Franklin Advisers, Inc. has an interest in 11,293,090 of these shares (which was 5.4% of our outstanding common stock). Certain Franklin-affiliated entities that purchased shares directly from TECO Energy have agreed to vote their shares in the same manner (proportionately) as all other shares of common stock entitled to vote on the matter to the extent that the shares owned by them and the other Franklin-affiliated entities exceed five percent of our outstanding common stock, unless otherwise approved in writing in advance.

(2)	Based on a Schedule 13G filed with the Securities and Exchange Commission on November 23, 2007, which reported that Llarena and Castillo have shared voting and investment power over these shares.

(3)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2008, which reported that Price had sole investment power over these shares and sole voting power over 2,914,127 of these shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Our executive officers and directors are required under Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) to file reports of ownership and changes in ownership of our securities with the Securities and Exchange Commission. Copies of those reports must also be furnished to us.

Based solely on a review of the copies of reports furnished to us with respect to 2007 and written representations that no other reports were required, we believe that our executive officers and directors have complied in a timely manner with all applicable Section 16(a) filing requirements, except that an open market purchase of shares by Mr. Guinot was inadvertently reported late.

Compensation Discussion and Analysis

Overview

The objectives of our executive compensation program are to enhance shareholder value by attracting and retaining the talent needed to manage and build our businesses and to link the interests of our executives to the long-term interests of our shareholders. To achieve these objectives, we seek to provide compensation that is competitive, to pay incentives based on achievement of corporate and individual performance goals (and to not pay incentives if results do not meet a minimum goal), and to tie a meaningful percentage of executive compensation to equity-based compensation, which serves to align management’s interests with our shareholders’. As discussed in greater detail below, our Compensation Committee reviews relevant market data provided by its consultant and targets paying our executives at approximately the 50th percentile of the benchmarks identified below, both in terms of the total direct compensation package and for each element of compensation we provide. The Committee believes that targeting pay at the 50th percentile allows compensation to remain competitive for the executives and cost-effective for the company, while allowing the Committee to take into account individual responsibilities and experience levels. Individual performance is considered in making compensation decisions, as well as different measures of company performance.

This Compensation Discussion and Analysis will explain how we use different elements of compensation to achieve different aspects of these goals of the program and how we determine the amounts of each component to pay. The Board makes executive compensation decisions after hearing the recommendations of the Compensation Committee; therefore, in all cases where we refer to Board approval, such approval is upon the recommendation of the Compensation Committee. The Compensation Committee makes decisions with respect to CEO compensation, after consultation with the Board.

Elements of Compensation

Our executive compensation program includes direct compensation components consisting of:

•	base salary,

•	annual incentive awards, and

•	equity-based incentive awards weighted (by value) in the form of

•	70% performance-based restricted stock (also referred to in this discussion as “performance shares”)
•	30% time-vested restricted stock.

Other elements of compensation for our executive officers include:

•	a tax-qualified defined benefit pension plan (available to all U.S. employees),

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•	a supplemental retirement plan (serves as an additional means to attract and retain our executive officers),

•	our CEO, who has pension benefits from his previous employer, does not participate in this supplemental plan

•	change-in-control severance agreements.

Each element of compensation, why we choose to pay each element, how the amounts are determined for each element, and the relationship between the elements, are discussed in greater detail below.

Management and Compensation Consultant Involvement

Management (primarily the CEO and Chief Human Resources Officer) provides the Committee with information and its ideas and input regarding compensation decisions, and discusses this information and the recommendations of the compensation consultants retained by the Committee (identified below) in detail with the Committee and answers questions. To carry out this role, with the Chairman of the Committee’s knowledge and approval, management may interface directly with the Committee’s outside consultant to give its input on the design of compensation programs and policies, and the development of compensation recommendations. The Committee may form and delegate authority to subcommittees, and the Committee has delegated authority to management to make small equity incentive grants to non-executive officers and key employees and to allow options to be exercised for their full term following the termination of employment by certain employees. Management reports to the Committee in detail when it exercises this authority that the Committee has delegated.

The Compensation Committee has exclusive authority to retain and terminate any compensation consulting firm to assist in the evaluation of director or senior officer compensation and to approve the consulting firm’s fees and other retention terms. It has engaged Towers Perrin to help the Committee identify market trends in executive compensation, provide market data to help the Committee determine appropriate compensation levels and components, and aid the Committee in its overall assessment of the executive compensation program, taking that data and information into account. Representatives of Towers Perrin attend the Committee’s meetings at the invitation of the Chairman of the Committee and are also in contact directly with him from time to time.

In 2006, the Committee also engaged Watson & Wyatt Worldwide to provide its analysis of the company’s compensation programs and the Committee’s practices. In 2007, the Committee completed its review of this consultant’s recommendations and considered these recommendations when making its decisions regarding the compensation programs, particularly with respect to salaries, incentive opportunities, the design of the equity awards, and the terms of the supplemental retirement plan.

Market Assessments

Our Compensation Committee reviews relevant market data provided by its consultant when making decisions regarding the executive officer’s total compensation package and for each element of compensation we provide. The Committee’s consultant performs market assessments to provide this data to the Committee regarding compensation provided at companies in our industry and similar size companies in general industry. Because market assessment data is used for different elements of our compensation program, the peer companies used for this data vary depending on the element being researched and the objective of that element of compensation, as described below.

For base salary data, the Committee’s consultant, at least every other year, compiles data from the consultant’s proprietary database regarding compensation paid by approximately 100 companies in the energy services industry and 375 companies in general industry. The consultant uses regression analysis to scale the compensation amounts from their databases to reflect our revenue scope. For TECO Energy officers, this data is weighted 75% for energy services companies and 25% for general industry, to reflect the mix of our utility and non-utility businesses. The Committee evaluates this weighting of energy services and general industry data annually to ensure that it is reflective of the actual mix of our businesses and makes changes to the weightings as needed. For utility company presidents, only energy services data is used for comparison. In interim years, the consultant provides data which shows salary movement in energy services and general industry.

For determining the target amount of the annual incentives and the amount of equity-based incentive awards, the Committee’s consultant uses the same data as is used for base salary, and determines the amount of annual incentive opportunities and equity-based incentive awards provided to executives in comparable positions based on their salary grades. For this analysis, the consultant uses financial modeling to determine the present value of equity incentives based upon the terms and conditions of the grant at the time of grant and the expected future gains to be derived from that grant. The model is applied uniformly to all the companies in the relevant database.

To provide data regarding executive retirement and benefits practices, the consultant uses a group of approximately 125 general industry companies from the consultant’s database and a group of approximately 15 energy services companies from this database primarily focused on electricity generation, transmission and distribution. Our revenues are at approximately the 50th percentile of the revenues for this latter group. To further compare the prevalence of the types of executive retirement plans and benefits being offered in the electric utility industry, the consultant also provides data from the proxy filings of 17 public companies in the electric utility industry with revenues in the range of  1/2 to 2 times our revenues or that operate in the Florida utility market, and therefore are our most direct competitors for talent. The energy services companies used for comparing our executive retirement and benefits practices are listed on Appendix A to this proxy statement.

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The payout of the “relative performance goal” described under “Annual Incentive Plan” is determined by comparing our performance (earnings per share and return on equity) to the approximately 50 energy services companies tracked by Regulatory Research Associates, an independent research organization which provides research and consulting services regarding public utility regulation and the electric utility industry. A listing of these companies is included in Appendix A to this proxy statement. This organization calculates earnings per share for all of the companies using results excluding charges and gains (i.e., the “non-GAAP results” we refer to under “Annual Incentive Awards,” below) so that results can be compared based on normal business operations without taking into effect gains or losses which could skew comparative results. Return on equity is calculated by dividing earnings per share by average book value for the year.

The payout of the performance shares is based on our performance (total shareholder return) compared to the companies listed in the Dow Jones Electricity and Multiutility Groups, which are included on Appendix A to this proxy statement.

Base Salary

Why we pay base salary: Base salary is designed to provide each executive with a fixed amount of annual compensation that is competitive with the marketplace. We believe this is important to allow us to continue to attract and retain highly qualified executives. Having a certain level of fixed compensation also provides stability, which allows our executives to stay focused on business issues. Our CEO receives approximately two-thirds of his base salary in the form of restricted stock, which serves to further tie his compensation to our financial performance and its resulting impact on shareholder return.

How amounts of base salary are determined: The Board assigns each executive officer to a salary grade based on (i) the officer’s experience level, (ii) the officer’s duties and scope of responsibility, and (iii) a market assessment of the median compensation paid to executives with similar positions. This market assessment is discussed more fully under the caption “Market Assessments” above. The Compensation Committee uses the data provided by its consultant to recommend a salary range for each grade, with the midpoint of each range being at the 50th percentile of the salaries of the companies used in the survey (scaled and weighted as described above), and with the upper and lower ends of the range being 20% above and below that midpoint to allow the Committee to consider the other variables described below. Each year the Committee recommends adjustments to the salary ranges based on surveys by its outside consultant of expected changes in compensation levels at this same mix of energy services and general industrial companies. The Committee believes this data is a useful tool to ensure that our salaries remain competitive. The Committee also believes that having ranges and considering other variables, such as individual circumstances, allows it to tailor salaries to reflect individual officer’s responsibilities and experience levels. In 2007, the Board increased salary ranges for all officer grades by 2%. This increase was based on a study of job market data showing that the national average for salary structure movement was between 2% and 3% for both the energy services industry and for general industry.

After setting the salary ranges for each grade, the Committee then adjusts the base salary for the CEO and recommends adjustments to the base salaries for the other executive officers. In assessing base salary adjustments for the executive officers, the Committee takes into account the midpoint of the officer’s assigned salary grade, the Committee’s evaluation of each executive officer’s individual performance and responsibilities, and the job market data described above. The Committee evaluates individual performance and responsibilities by reviewing a written assessment provided by the executive officer and by the CEO or COO (depending upon to whom the particular executive officer reports), and by reviewing the company’s performance and that executive officer’s contribution to that performance. Based on these factors, in 2007, the Committee, after consultation with the Board, increased the CEO’s salary by 3% and recommended increases for the other named executive officers of approximately 3%. The Committee believes these were appropriate salary adjustments given the relevant job market data, each officer’s performance and responsibilities and the other mix of compensation being provided, as they kept salaries close to the 50th percentile while allowing for consideration of individual circumstances. All of our named executive officers’ salaries for 2007 were within 8% of the midpoint of their respective salary grade ranges.

Annual Incentive Awards

Below is information regarding our annual incentive award program, which is normally a cash award we make based on achievement of annual performance measures (although in the past we have paid a portion of the annual incentive awards in the form of stock). The discussion below first describes our policies and procedures with respect to these awards and then gives specific information with respect to the application of the policies and procedures to the 2007 awards, under “The 2007 Annual Incentive Awards.” The annual incentive awards are reported in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.”

Why we pay annual incentives: Our annual incentive program provides for incentive awards based on the achievement of corporate and individual performance goals. The annual incentive awards are designed to reward current performance by basing payment on the achievement of both quantifiable performance measures that reflect contribution to our business and on the achievement of quantitative and qualitative individual goals tailored to each officer’s responsibilities. The annual incentive program is intended to encourage actions by the executives that contribute to our operating and financial results and to achieve other goals that the Board has recognized as important for the success of our businesses.

How annual incentive opportunities are determined: The amount of the annual incentive awards is based on a target award percentage and the level of achievement of several different goals which the Board approves for each executive officer at the beginning of the year, as described in the next paragraphs. As described in greater detail below, the annual incentive goals overall are weighted 65% for achievement of corporate financial performance goals (absolute and relative to peers) and 35% for

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achievement of each officer’s individual goals. These goals and their relative weightings were selected in order to have a substantial portion of the annual incentives be directly tied to corporate financial performance, while still basing a portion of the annual incentive on individual performance. For TECO Energy officers, 15% of the total annual incentive award is based on our financial performance relative to peer companies, and for the presidents of our operating companies, 10% of their annual incentive awards are based on this relative performance goal (reflecting that they have less control over the results of TECO Energy). This portion of the annual incentive goal is referred to throughout this CD&A as the “relative performance goal,” and the peer companies used for this goal are described under “Market Assessments” above.

Target Award Percentage: At the beginning of the year, the Compensation Committee sets a target award percentage for the CEO and recommends a target award percentage for each of the other officers that they will receive if the performance goals are met. To determine the total annual incentive opportunity for the officer, the target award percentage is multiplied by the officer’s base salary. Target award percentages are selected based on the job market data described under “Market Assessments,” above. Using this data, they are established at a level that, when combined with each officer’s base salary, will provide a fully competitive total cash compensation opportunity by keeping the total salary plus incentive opportunity at approximately the 50th percentile of that benchmark. Another consideration in setting the target award percentage is that the portion of compensation “at risk” (i.e., the target award level) is reflective of the level of that officer’s accountability for contributing to bottom-line results and the degree of influence that officer has over results and competitive practice. In 2007, the target award percentages were set at 80% for the Chief Executive Officer and between 40% and 70% for each of the other named executive officers, as shown in the table on page 13.

Goals: The Board approves goals for each executive officer and the proportion of the total incentive award each goal represents. The goals are a mix of (i) quantitative financial goals, such as earnings from continuing operations before charges and gains (which is referred to throughout this Compensation Discussion and Analysis as our “income goal” and is calculated on the same basis as the results we refer to in communications with investors as our “non-GAAP results”) and cash generation, and (ii) quantitative and qualitative performance goals specific to each officer’s duties, such as management of specific business issues to a positive outcome, ensuring completion of identified action items and meeting safety record goals (which is referred to as each individual officer’s “business plan goal”). The specific weighting of the goals that comprised the annual incentive award goals for 2007 are shown in the table on page 13.

The Board sets threshold, target and maximum goals for the quantitative financial goals. Threshold performance represents the minimum performance that still warrants incentive recognition for that particular goal (paid at 50 percent of the target award level), and maximum performance represents the highest level likely to be attained (paid at 150 percent of the target award level). These threshold, target and maximum goals are set for the financial performance goals at the TECO Energy level and for each operating company. For example, Mr. Black’s and Mr. Cantrell’s financial performance goals are based on the goals set for Tampa Electric and Peoples Gas, respectively. The target goal is set at achieving the business plan target at the TECO Energy level and at each operating company, and the minimum and maximum goals are set at different percentages of achievement of the business plan, depending on the level of unpredictability of results at each company. If TECO Energy’s threshold income goal is not achieved, then no incentive awards will be paid to any officer.

The relative performance goal is based on earnings per share growth and return on equity relative to other companies in the energy services industry, as described in more detail in the next section.

How annual incentive awards are calculated: After the end of the year, the Committee calculates the amount of the annual incentive awards by:

•

Determining the actual degree of achievement for each goal at the corporate, operating unit and individual level (levels of achievement for each goal can range from 0 percent to 150 percent, except that the individual business plan goal can range up to 200 percent);

•	Multiplying levels of goal achievement by the weightings assigned to each goal;

•	Multiplying the total by the target award, producing the calculated award; and

•

Reviewing the calculated award in light of the participant’s total performance during the year, and adjusting it if it determines that the plan formula would unduly penalize or reward management. In such cases, awards may be increased or decreased to better meet the plan’s intent of relating rewards to management performance. In no event can the total payout exceed 150% of the target.

For the relative performance goal, the degree of achievement of the goal is determined based on our ranking, as described under “Market Assessments,” above, on a schedule of earnings per share and return on equity for approximately 50 public companies engaged primarily in the electric utility industry tracked by Regulatory Research Associates, which are listed on Appendix A to this proxy statement. Our goal achievement level is dependent on our ranking within this list. If our performance is below the median, there is no payout for this goal. If our performance ranks in the top quarter of those companies, the goal is paid out at 150%, and if we are above the median but below the top quarter, pay out is prorated linearly between 0% and 150%, based on where we rank on the list. This formula is meant to recognize exceptional performance for the year at above the 100% level, while only providing a payout for performance that is better than our peers. In 2006, our performance was above the median for both metrics and in the top quarter for return on equity, resulting in a calculated payout of 107.1% for this goal. This payout was

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reduced by 18.45% for a final payout of the relative performance goal for 2006 of 87.34%, due to the application of the formula regarding reduction of benefits from synthetic fuel that was applied to the payout of all of the 2006 executive officer annual incentive awards, as described in more detail in our 2007 proxy statement.

The 2007 annual incentive awards: The amount each named executive officer received for 2007 under our annual incentive plan is reported in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column. These amounts do not include the 10% or 15% portion of the annual incentive award that is based on achievement of our relative performance goal, because those calculations are based on data that is not available until after the printing of this proxy statement. The achievement of the relative performance goal will be reported on a Form 8-K when it is determined and in next year’s proxy statement.

The 85% (90% for operating company officers) of the 2007 annual incentives that were based on corporate financial goals and individual performance goals were calculated and awarded in January 2008. The following paragraphs describe the calculation of these incentive awards applying the process outlined above.

Setting the Goals for 2007: The targets for the quantitative financial goals for 2007 were based on achieving the business plan goals at TECO Energy and each of its major operating subsidiaries for income (which is based on net income, eliminating certain gains and charges to better reflect the ongoing operations of our businesses, and as discussed above, corresponds to the “non-GAAP results” we report to investors), and at TECO Energy for parent-only cash generation. For TECO Energy, target income was set at $288.6 million and target cash generation was set at $419.4 million. The income goal for Tampa Electric was $146 million and for Peoples Gas, $28.6 million. The threshold goal was set at 80% achievement of those goals for TECO Energy, and 90% achievement of the respective income goal at Tampa Electric and Peoples Gas. The maximum goals were based on achieving 115% of those goals at TECO Energy, and 110% of the respective income goal at Tampa Electric and Peoples Gas. By basing the targets on our business plans, they are meant to be challenging but achievable.

To set individual performance goals, at the beginning of the year, each executive officer worked with the person he or she reports to in order to identify individual goals that would help the company achieve its overall business plan goals. Each officer also set a leadership goal in which he or she identified actions that would demonstrate effective leadership and implementation and reinforcement of the company’s core values. These individual goals were then reviewed by and discussed with the CEO, or the COO with respect to operating company presidents, and then presented to the Compensation Committee for review and approval. The individual goals for the TECO Energy officers pertained to leading and overseeing major projects, transactions and initiatives that contribute to the overall achievement of the business plans for the year. For example, Messrs. Hudson and Ramil each had individual goals regarding overseeing and leading a successful sale of TECO Transport Corporation. The individual goals for the operating company presidents pertained to meeting targets regarding sales and safety records, and leading and completing initiatives and projects for those companies. The individual goals relate to actions that are meant to contribute to the success of the business plans, which, as discussed above, are meant to be challenging but achievable.

Determining Level of Achievement of the 2007 Performance Goals: At TECO Energy, non-GAAP results were $276.3 million for 2007. This calculation was made by starting with our GAAP net income from continuing operations of $398.9 million and subtracting charges and gains of $122.6 million as shown in the Non-GAAP reconciliation table included in our Annual Report on Form 10-K for the year ended December 31, 2007. Cash generation at TECO Energy was calculated to be $436 million. Results for 2007 at Tampa Electric were $150.3 million and $26.5 million at Peoples Gas.

As described above, the annual incentive plan allows the Committee to adjust the awards if it determines that the plan formula would unduly penalize or reward management. In 2007, the Committee determined it was appropriate to base achievement of the TECO Energy income goal on results of $278.4, which is $2.1 million higher than its non-GAAP results as reported to investors. This adjustment was made because an agreement to sell TECO Transport was not reached until well into 2007, and the Corporation’s projected financial results, including the income goal set in early 2007, anticipated a full year of results from TECO Transport. As a result, as part of its process for determining achievement of the financial goals for 2007, the Committee increased the non-GAAP results for incentive award purposes to include the $2.1 million prorated amount to account for TECO Transport’s projected results for the remainder of December after the closing. (As contemplated when the cash goal was set, the cash results for incentive purposes were reduced so that they did not include the cash received from this sale.)

Achievement of the individual quantitative and qualitative performance goals were determined based on a performance evaluation of each executive officer with respect to each specific goal which (except in the case of the CEO) is first reviewed by the CEO with respect to certain executive officers and by the COO with respect to each operating company president and then presented to the Compensation Committee for its evaluation for all executive officers, including the CEO. For example, one goal that Messrs. Hudson and Ramil were evaluated on was their oversight and leadership of the sale of TECO Transport Corporation.

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The following tables summarize the information above regarding the 2007 Annual Incentive Awards:

Performance Measure	Component Weighting for TECO Energy Officers	Component Weighting for Applicable Operating Company President	Threshold (50% Payout)	Target (100% Payout)	Maximum (150% Payout)	Actual Achievement in 2007	Achievement Percentage
TECO Energy Income Goal	37.5%	11.25%	$230.9 million	$288.6 million	$331.9 million	$278.4	91.16%
TECO Energy Cash Goal	12.5%	3.75%	$356.5 million	$419.4 million	$461.3 million	$436.0	119.81%
Tampa Electric Income Goal	0%	40%	$131.4 million	$146.0 million	$160.6 million	$150.3	114.73%
Peoples Gas System Income Goal	0%	40%	$25.7 million	$28.6 million	$31.5 million	$26.5	63.79%

TECO Energy Relative Performance Goal (EPS/ROE)	15%	10%	Payout prorated between 0% and 150% for performance above the median but below top quarter. Performance in top quarter of companies = 150% payout.			Information not available until April

Individual (Business Plan) Goals	30%	30%	Level of achievement can range from 0% to 150%, except business plan goal can range up to 200%			Varies depending on individual
Leadership Goal	5%	5%

Calculation of the 2007 Annual Incentive Awards: The levels of achievement of the different goals were multiplied by the weightings assigned to those goals, and then multiplied by the target percentage that had been set at the beginning of the year for each named executive officer. The calculations for the named executive officers were:

Name	Target Award Percentage	Target Award Amount*	Final Incentive Award Amount */As Percentage of Base Salary
Sherrill W. Hudson	80%	542,810	706,675 / 88.5%
John B. Ramil	70%	306,425	388,114 / 75.4%
Gordon L. Gillette	60%	224,203	280,141 / 63.7%
Charles R. Black	55%	176,220	221,528 / 62.2%
William N. Cantrell	40%	124,200	144,463 / 37.1%

*	Not including portion of incentive award attributable to the relative performance goal, the achievement of which cannot be calculated until a later date. See footnote 2 to the Summary Compensation Table. Former executive officers Sal Litrico and Sheila McDevitt are not included in this table as they received payment of their target 2007 annual incentive awards (including the portion attributable to the relative performance goal) of $118,800 and $145,800, respectively, pursuant to the terms of their agreements, which are described later in this CD&A.

Equity Incentive Awards

The long-term incentive component of our compensation program consists of equity-based grants, which in 2007 were in the form of restricted stock.

Why we grant equity incentive awards. These grants are designed to create a mutuality of interest with shareholders by motivating the executive officers and key personnel to manage the company’s business so that the shareholders’ investment will grow in value over time. Our executive officers receive performance shares and time-vested restricted stock. In 2007, seventy percent of the value of our long-term incentives was granted in the form of performance shares, which are shares of restricted stock vesting three years after the date of grant in an amount that is based on our total return over those three years as compared to the companies listed in the Dow Jones Electricity Group and Multiutility Group. The performance shares, which are intended to directly tie an amount of compensation to a long-term performance measure relative to other companies in the industry, would be forfeited if the executive leaves during those three years and are not paid out at all if performance is in the bottom quarter of our peers (more details on this calculation are described in the next paragraph). The other thirty percent of the value of our long-term incentives was granted in the form of time-vested restricted stock, which vest three years after the date of grant. The ultimate value of these shares to the executives is dependent on our stock price, which aligns their interest in stock value appreciation with our shareholders’, and the three-year vesting period aids in the retention of our executives since the shares would be forfeited upon departure from the company within the three-year period. Currently, none of our executive officers owns more than 1% of our outstanding common stock (including options granted in previous years), and at this level of ownership the Compensation Committee believes that granting additional equity awards still provides a valuable incentive that will further increase the tie between their performance and their compensation.

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In granting equity incentive awards, the Committee is aware that each year in the late March-April time frame, the restricted stock granted three years earlier will vest if the applicable vesting conditions are met and, thus, each year at about this time, shares may be sold by the executive officers or withheld by TECO Energy to pay the taxes due upon vesting. Accordingly, investors who see the reported sales of these shares by executive officers should not assume that such sales represent negative views of the company’s prospects by the executive officers.

How the amounts of equity incentive awards are determined. The Compensation Committee’s policy with respect to the amount of equity incentive grants has been to base individual awards on an annual study conducted by its outside consultant comparing the value of long term incentive grants to salary levels in the energy services industry and in general industry. For this purpose, proposed equity incentive grants were valued based on a recent stock price at the time of grant (the closing price on March 27, 2007 of $17.38 was used for the 2007 grants) using the same binomial model that is also used to determine compensation expense under FAS 123R. The competitive market for the purposes of this data is the same mix of the energy services and general industry sectors as is used for base salary as described under “Market Assessments.” The Committee also looks at the total number of shares subject to equity incentive awards in relation to the total of our outstanding shares. The 2007 grants (including grants to all employees who receive them) were about 0.28% of our outstanding shares. As discussed above, equity incentives in 2007 were granted in the form of 70% performance based restricted stock and 30% time-vested restricted stock. This mix is meant to tie the largest percentage of the equity incentives directly to our performance relative to companies in our industry, with the value of the remaining incentives also being tied to shareholder return and continued service. In previous years, stock options were also granted. In 2007, however, the Committee granted performance-based restricted stock instead of options because it determined that restricted stock grants more closely served the goals of tying compensation levels to company performance and promoting long-term retention of executives. The Committee also considered that by granting restricted stock instead of stock options, fewer shares are used to deliver the same value to employees, which means less dilution to shareholders. In 2007, the Committee granted equity incentive awards at 10 percent below the 50th percentile (by grant date value) of the market as shown in the data provided by its consultant, as described under “Market Assessments,” above. Generally, it targets granting equity incentive awards at the 50th percentile of this market data, as it believes it is appropriate given that one of the program’s goals is to remain competitive with the marketplace. In 2007, the Committee determined that this lower amount was appropriate given that it had based salaries and target incentive opportunities, in part, on the expectation that the market data would indicate lower equity grants for the year. The Committee also reviewed information that showed total equity holdings for each executive officer, including vested and unvested awards and the total value of those holdings. The Committee determined that the amount of equity incentive awards it granted in 2007 was appropriate because levels of equity ownership are still at levels at which additional equity grants are meaningful incentives for our executives. The awards granted in 2007 also reflect the elimination of stock option grants. The Committee also reviewed information with respect to the estimated total and annual accounting expense associated with the equity incentive grants. Using this information, the Committee made equity incentive award grants at a level that it believes will enable us to continue to attract, retain and motivate our executives, control dilution and maintain reasonable annual accounting expense.

The number of the performance shares ultimately received by the executive officers is based on the total return of our common stock over a three-year period relative to that of peer companies, as further described after the compensation tables under “Performance Share Formula, Equity Award Vesting Schedules and Payment of Dividends.” As described in that section, in 2007, the Committee changed the payout formula of the performance shares. The Committee determined that this design for payout best reflects the objective of granting the performance-based restricted stock by directly tying the amount received to total return relative to a group of our peers, and that the new payout formula provides incentive for exceptional performance while serving as a better retention incentive. In 2007, the performance shares granted in 2004 were forfeited, since our total return over that three-year period was in the bottom one-third of the peer companies.

The time-vested restricted stock granted in 2007 vests in a single installment following three years of continued service.

We believe these two components provide long-term incentives which reward continued service and have a value dependent on our performance.

Expensing of Equity. The amounts reported under the Stock Awards and Option Awards columns in the Summary Compensation Table below reflect the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with FAS 123R, including expense recognized each year for stock and option grants made in years prior to the year of grant. Under FAS 123R, stock and option award expense is generally spread out over the vesting period of the grant. However, because Mr. Hudson reached the age at which, under the terms of our equity awards, vesting is accelerated at retirement, the full grant date present values of his stock and option grants are required to be expensed immediately at grant. Therefore, the amounts shown for him in these columns represent the full grant date present value of the grants he received each year. The amounts shown for him in these columns also include expense attributed to his outstanding equity grants from prior years which had not been previously expensed. This accounting treatment causes the values reported for Mr. Hudson to be different (and in most cases, higher) than they would have been if the expense of his grants had been spread out over the applicable vesting periods, as they are for the other officers in the table. See footnote 5 to the Summary Compensation Table for additional information.

Stock Option Grant Date and Exercise Price. The Compensation Committee has a long-standing practice of making annual equity-incentive award grants, including, in prior years, stock options, on the date of our annual shareholders’ meeting. On selected occasions it has granted equity incentives upon election of a new executive officer. In all cases, the grant date was the

14 | TECO Energy Proxy Statement

same day that the Committee approved the grant. The exercise price of options was set at the fair market value on the date of grant, which was determined by averaging our high and low stock price on the day preceding the date of grant. This is consistent with how we calculated fair market value for other purposes, such as the fair market value of the other equity incentive awards and for tax purposes upon exercise of options, for example.

Stock Ownership Guidelines. The Board has adopted stock ownership guidelines of five times base salary for the CEO and three times base salary for the other executive officers. These guidelines, which allow the executives five years to acquire this amount of stock and do not recognize stock options as shares owned, have been in place since 1996. The Committee reviews share ownership on an annual basis using the stock price on the last day of the fiscal year, to ensure continued compliance with these guidelines, and determined that our executive officers were in compliance. For purposes of the guidelines, stock ownership includes directly held common stock, time-vested restricted stock, performance shares and indirectly held shares that are considered beneficially owned under applicable SEC rules (not including stock options). We believe that these guidelines and policies are appropriate for ensuring that our executive officers hold a sufficient amount of our equity to ensure that there is a mutuality of interest between our executive officers and our shareholders.

Other Elements

For our continuing named executive officers, other than our CEO, the amount of compensation shown under the Other Compensation column of the Summary Compensation Table represents approximately 1.2% or less of their total compensation for the year. These amounts represented mainly company matches to our defined contribution plan, a benefit that is available to all of our employees that contribute to the savings plan. We also pay an annual premium of $312 for a $100,000 supplemental life insurance policy for each of our officers and key employees. In 2004, we hired Sherrill Hudson, who was at that time serving as one of our independent directors, to be our CEO. As a long-time resident of Miami, the Board recognized that he would retain his residence there, and therefore has provided him a housing and travel allowance of $5,000 per month. The Board also determined that, in recognition of Mr. Hudson’s retaining his residence in Miami, it was appropriate that he be able to use our corporate aircraft, and in 2007 the incremental cost to the company for such use was $12,500, as shown in the All Other Compensation column of the Summary Compensation Table.

We also have a supplemental retirement plan which provides benefits at a level that are not available under the tax-qualified plan and is meant as an additional aid in attracting and retaining officers in key positions. As discussed above, our CEO does not participate in the supplemental retirement plan. The Committee reviews the terms and benefits of this plan from time to time, and the consultant provides the Committee with market data showing the prevalence of similar plans at the relevant peer group as discussed under “Market Assessments,” above, and the benefits provided by those plans. In order to meet the objective of the compensation program to remain competitive with the market, the Committee considers this data to ensure that the retirement benefits are competitive. This also allows the Committee to continue targeting the 50th percentile for the other compensation provided to ensure that the total compensation package is competitive.

We also have change-in-control agreements with each of our executive officers. These agreements are all “double-trigger” arrangements, meaning that payments are only made if there is a change-in-control of the company or one is being contemplated and the officer’s employment is terminated without cause or the officer terminates employment for good reason. The agreements for all our executive officers are the same, and are discussed in greater detail under “Post-Termination Benefits.” The Committee’s consultant reviews the level of benefits in these agreements and provides an assessment of their reasonableness given practices in the market. We believe that providing these agreements helps increase our ability to attract, retain and motivate highly qualified management personnel and encourage their continued dedication without distraction from concerns over job security relating to a change in control of the company.

Review of Total Compensation and Tally Sheets

As part of its evaluation process in making its compensation decisions for 2007, the Compensation Committee reviewed tally sheets prepared by the consultant regarding each executive officer. The tally sheets prepared for the executive officers showed each element of compensation discussed above and the total compensation paid to the executive officers for 2005, 2006 and as proposed for 2007 and percentage changes year over year. The tally sheets also showed the value of each executive officer’s total equity holdings, for both vested and unvested or restricted holdings. Finally, the tally sheets showed the amounts that would be payable to each executive officer in the event of voluntary termination, termination for cause, termination without cause, and termination in connection with a change in control of the company. The amounts payable upon the various termination scenarios included cash, equity, retirement benefits and excise tax gross-up, if and as applicable to each scenario, including the value of the supplemental executive retirement plan lump sum benefit and present value of the tax-qualified defined benefit plan annuity, if applicable. The Committee reviews this information in order to be aware of how its decisions with respect to one element of compensation affect the total package that we are providing and how it relates to previous years, and the total amount executive officers would be receiving, including the value of equity awards, under various termination scenarios. The Committee also reviews information which shows the total for each executive officer’s proposed salary, target bonus and grant date value of equity awards for the year compared to average total compensation of similar positions in general industry, the energy services industry and combined (weighted and scaled as discussed under “Market Assessments”). Reviewing this information allows the Committee to make an overall assessment of the reasonableness of the total compensation that we are providing our executive

TECO Energy Proxy Statement | 15

officers. In reviewing this information, the Committee also considers internal pay equity, as it believes the executive compensation program must be internally consistent and equitable in order for it to achieve the objectives as outlined in the overview of this CD&A. The Committee considers internal pay equity both in terms of the compensation of each executive officer as compared to the CEO, and within the senior officer group as compared to each other, considering individual responsibilities and experience levels. The Compensation Committee reviewed the tally sheet information, market data, and internal pay equity considerations, and determined that it was appropriate, given current levels of compensation being provided, to continue the policies discussed above for determining the amounts of compensation to provide.

Under Section 162(m) of the Internal Revenue Code, we will not receive a federal income tax deduction for compensation to any named executive officer that exceeds $1 million, unless the compensation is “performance-based” as defined in the Code. Compensation attributable to performance-based restricted stock and stock options is not subject to the Section 162(m) limit because it is performance-based under Section 162(m). The Committee tries to maintain the deductibility of compensation to the greatest extent possible; however, its main objective in making compensation decisions is to provide compensation that best meets the goals of the compensation program. The Committee does not expect that the loss of any income tax deduction under this section will be material. Accordingly, the Committee has recommended that we continue to structure our executive compensation program to meet the objectives and in the manner described above.

Agreements with Former Executive Officers

On March 29, 2007, in connection with the proposed sale of TECO Transport Corporation, that company entered into an agreement with Sal Litrico, who at the time was its President. This agreement was filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007. In order to provide an incentive to Mr. Litrico to stay with the company during the time that the sale was being contemplated and negotiated, the agreement provided for retention payments equal to 75% of his base salary, to be paid in installments at closing and at six months following the closing of the sale (to also provide incentive to stay with the successor company at least through that date) and accelerated vesting of the supplemental executive retirement plan benefits. Under the terms of the agreement, following the closing he received payment in the amount of his target annual incentive award, his time-vested restricted stock and unvested stock options became vested and he received the number of performance-based restricted shares that were earned based on performance as of the date his employment ended. The stock options will remain excercisable for the remainder of their 10-year terms. The agreement required Mr. Litrico to remain employed by the company through the date of the closing in order to receive these benefits, and that he remain employed by the successor corporation in order to receive the future payments under the agreement. The agreement also provides for additional benefits to be paid by TECO Transport Corporation if Mr. Litrico’s employment is terminated by the subsequent employer without good reason within 12 months of the closing. The Compensation Committee determined that these arrangements were appropriate in order to ensure that the business continued to operate smoothly while management was subject to the period of uncertainty due to the prospective sale. Its consultant advised that the terms were comparable to agreements entered into with similar level executives under similar circumstances.

On June 11, 2007, in connection with her departure from the company, we entered into an agreement with Sheila M. McDevitt, who at that time was our Senior Vice President-General Counsel and Chief Legal Officer. This agreement was filed as an exhibit to the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007. The agreement provided for a payment equal to 1.5 times her base salary plus target bonus and a payment of two years additional age and service in her retirement benefit. The agreement also provided for her to receive her target annual incentive award for 2007, a waiver of the retiree portion of the retiree medical premium for 18 months and for financial services not to exceed $4,000. In connection with her departure, her time-vested restricted stock and unvested stock options became vested and she received the number of performance-based restricted shares that were earned based on performance as of the date her employment ended. The stock options will remain excercisable for the remainder of their 10-year terms. Pursuant to a separate consulting agreement, Ms. McDevitt provided consulting services for a six-month period for monthly payments of $12,500, with hours worked in excess of 60 hours per month compensated at the rate of $175 per hour. The Compensation Committee determined these arrangements were appropriate into in order to assure that the company would benefit from Ms. McDevitt’s continuing involvement in ongoing legal matters and appropriate transitional services. The Committee’s consultant advised that the terms were comparable to agreements entered into with similar level executives under similar circumstances.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion & Analysis with management and, based on this review and discussion, has recommended that it be included in this proxy statement.

By the Compensation Committee, Paul L. Whiting (Chairman) James L. Ferman, Jr. Luis Guinot, Jr. Loretta A. Penn William P. Sovey

16 | TECO Energy Proxy Statement

The following tables give information regarding the compensation provided to our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers who were employed by us as of December 31, 2007. In addition, information is provided for two former executive officers whose total compensation would have made them one of the three other most highly compensated executive officers for 2007.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Stock Awards[1] ($)		Option Awards[1] ($)		Non-Equity Incentive Plan Compensation[2] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings3 ($)		All Other Compensation[4] ($)		Total ($)
Sherrill W. Hudson	2007	798,250	[5]	2,341,958	[5]	84,217	[5]	706,675	15,584		90,070	[6]	4,036,754	[7]
Chairman and Chief Executive Officer	2006	775,000		2,082,029	[5]	664,969	[5]	570,369	15,605		95,180		4,203,152

John B. Ramil	2007	515,000		796,046		126,641		388,114	631,650		14,322		2,471,773
President and Chief Operating Officer	2006	500,000		716,637		230,010		335,063	233,751		9,091		2,024,552

Gordon L. Gillette	2007	439,810		507,018		76,412		280,141	305,719		9,594		1,618,694
Executive Vice President and Chief Financial Officer	2006	427,000		463,192		145,876		237,339	236,482		6,729		1,516,618

Charles R. Black	2007	356,000		307,251		48,335		221,528	612,765		8,311		1,554,190
President, Tampa Electric	2006	345,000		246,952		83,675		179,712	535,686		7,128		1,398,153

William N. Cantrell	2007	345,000		287,071		44,403		128,014	—	[8]	11,540		816,028
President, Peoples Gas System	2006	345,000		319,735		91,130		144,461	41,294		5,532		947,143

Sal Litrico former President, TECO Transport Corporation[9]	2007	297,000		441,144		29,735		118,800	n/a		985,936		1,872,615

Sheila M. McDevitt former Senior Vice President – General Counsel[10]	2007	162,000		520,741		32,661		145,800	n/a		737,247		1,598,449

(1)	The amounts reported for stock and option awards reflect the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with FAS 123R (without regard to estimated forfeitures related to service-based vesting conditions). See Note 9, Common Stock, to the TECO Energy Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007 for a discussion of the assumptions made in valuations of equity grants. Except as described in footnote 5 regarding Mr. Hudson’s grants, compensation cost of stock and option awards is recognized over the vesting period, and therefore the values shown in these columns include amounts expensed in the current year for grants made in previous years (see the narrative following the Grants of Plan Based Awards table for a description of the vesting schedule and conditions).

(2)

A 10% or 15% percent portion of each executive officer’s annual incentive award is based on our annual earnings per share growth and return on equity relative to that of other companies in the industry and is determined using comparative data that does not become available until after the time of printing of the proxy statement (the “relative performance

TECO Energy Proxy Statement | 17

goal”). This portion of the annual incentive award for 2007, if any, is expected to be determined on approximately April 30, 2008 and will be reported on a Form 8-K and in next year’s proxy statement. As noted in the CD&A, the relative performance goal was paid out at 87.34% in 2006. The amount the named executive officers received for achievement of the relative performance goal for 2006 is included in the amounts shown for 2006 in this table and was reported on a Form 8-K dated May 2, 2007.

(3)	This column shows the change in the actuarial present value of the benefits that would be provided under our tax-qualified defined benefit plan and our supplemental retirement plan. This value is calculated based on variables such as average earnings and years of service, and therefore a larger increase in value may be attributable, for example, to an increase in pay, year over year. Other factors affecting the present value include interest rates and the age of the officer. See pages 23-24 for a description of our retirement plans. The change in value attributable to the tax-qualified plan in 2007 and 2006, respectively, was: $15,584 and $15,605 for Mr. Hudson; $11,102 and 15,858 for Mr. Ramil; $4,349 and $7,548 for Mr. Gillette; $3,131 and $29,312 for Mr. Black; and $19,104 and $24,621 for Mr. Cantrell, with the balance in each case representing the change in value of the supplemental plan (see footnote 8 for additional information regarding the change in present value of the supplemental plan for Mr. Cantrell). Mr. Litrico and Ms. McDevitt received lump sum pension payments upon their departures from the company and therefore have no change in accumulated benefit to report.

(4)	The amounts reported in this column for 2007 include $312 in premiums paid by us for supplemental life insurance and $6,023 ($4,050 for Mr. Cantrell) of employer contributions under the TECO Energy Group Retirement Savings Plan.

(5)	Mr. Hudson received $273,250 of his salary in the form of cash and $525,000 in the form of restricted stock, which vested in four equal quarterly installments over the year. These shares are also reflected in the All Other Stock Awards column of the Grants of Plan-Based Awards Table below. The grant date present value of such shares as computed in accordance with FAS 123R was $524,998. Because Mr. Hudson reached the age at which, under the terms of our equity awards vesting would be accelerated at retirement, all of his outstanding stock and option grants are required to be expensed at full value each year, causing higher values to be reported for him under the Stock and Option Awards columns in 2006 and under the Stock Awards column in 2007, than would have been reported if the expense was spread out over the vesting period, as it is for the other officers. (Because we did not grant options in 2007, and thus the amounts reported for 2007 reflect expense for prior years’ grants only, the amount reported for Option Awards is lower for 2007 than it would have been if his previous grants had been spread out over the vesting period because most of his options had been expensed previously.) If Mr. Hudson’s equity award values had been reported in the same manner as those of the other officers shown in the table, the amount for his stock awards would have been $1,360,664 in 2007 and $956,541 in 2006 and the amount for his option awards would have been $247,001 in 2007 and $421,017 in 2006.

(6)	Includes $60,000 for a housing and travel allowance of $5,000 per month, in recognition of Mr. Hudson’s retaining his residence in Miami; $12,500 for the incremental cost to the company for personal use of our corporate aircraft, which was determined by calculating the variable costs, such as jet fuel, variable employee costs and landing fees, on a per hour basis multiplied times the number of hours flown (which includes the return of the aircraft to Tampa); club membership dues; incremental cost to the company of providing on-site parking; and the items identified in footnote 4, above.

(7)	If Mr. Hudson’s stock and option awards were not required to be expensed at full value every year, his “Total Compensation” would have been $3,218,244 in 2007 and $2,833,712 in 2006. The difference is a result of compensation expense for equity awards being recognized immediately when an employee has reached the age at which the terms of our equity awards provide for accelerated vesting upon retirement. See footnote 5 for additional information.

(8)	The present value of Mr. Cantrell’s benefits under the tax-qualified pension plan increased by $19,104 and under the supplemental pension plan decreased by $35,621, for a net decrease of $16,517. The decrease in present value was due to the supplemental plan benefit being based on average annual earnings for a five-year period and therefore the exclusion of higher earnings from 2001 which had been included in the previous year’s calculation.

(9)	TECO Transport Corporation was sold to a third party on December 5, 2007. The amount shown under All Other Compensation includes the items identified under footnote 4 above; club membership dues; incremental cost to the company of providing on-site parking and $978,401 paid to Mr. Litrico under the terms of the agreement between him and TECO Transport Corporation, including payment equal to the present value of the portion of retirement benefits payable under the TECO Energy supplemental retirement plan of $904,893, as if vested on the closing date. The agreement with Mr. Litrico is described in the CD&A.

(10)	Ms. McDevitt’s employment with the company terminated on July 1, 2007. The amount shown under All Other Compensation includes $729,000 paid to Ms. McDevitt under the terms of the agreement described in the CD&A; club membership dues; incremental cost to the company of providing on-site parking; and the items identified in footnote 4, above. The amount does not include payments under the tax-qualified pension plan or the supplemental executive retirement plan, which payments are shown in the table entitled “Pension Benefits.”

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Grants of Plan-Based Awards for the 2007 Fiscal Year

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[1,3]			Estimated Future Payouts Under Equity Incentive Plan Awards [2,3]			All Other Stock Awards: Number of Shares of Stock or Units [4] (#)		Grant Date Fair Value of Stock and Option Awards ($)
Name/Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Sherrill W. Hudson
annual incentive plan	1/31/07	319,300	638,600	957,900
salary shares	1/31/07							31,111	[5]	524,998
performance shares	5/2/07				16,975	67,900	101,850			1,233,016
time-vested restricted stock	5/2/07							28,750		527,563

John B. Ramil
annual Incentive plan	1/31/07	180,250	360,500	540,750
performance shares	5/2/07				8,225	32,900	49,350			597,441
time-vested restricted stock	5/2/07							13,950		255,983

Gordon L. Gillette
annual incentive plan	1/31/07	131,943	263,886	395,829
performance shares	5/2/07				5,288	21,150	31,725			384,069
time-vested restricted stock	5/2/07							8,950		164,233

Charles R. Black
annual incentive plan	1/31/07	97,900	195,800	293,700
performance shares	5/2/07				3,175	12,700	19,050			230,623
time-vested restricted stock	5/2/07							5,350		98,173

William N. Cantrell
annual incentive plan	1/31/07	69,000	138,000	207,000
performance shares	5/2/07				1,263	10,100	15,150			183,409
time-vested restricted stock	5/2/07							4,300		78,905

Sal Litrico [6]
annual incentive plan	1/31/07	57,000	118,800	171,000
performance shares	5/2/07				2,000	8,000	12,000			145,274
time-vested restricted stock	5/2/07							3,400		62,390

Sheila M. McDevitt [6]
annual incentive plan	1/31/07	72,500	145,800	217,500
performance shares	5/2/07				2,525	10,100	15,150			183,409
time-vested restricted stock	5/2/07							4,300		78,905

(1)	A 90% or 85% portion of the awards in these columns was determined in January 2008. A 10 or 15% portion of each award is based on the relative performance goal that is not able to be determined until after the printing of this proxy statement. See footnote 2 to the Summary Compensation Table.

(2)	Amounts in these columns represent performance share grants made under our 2004 Equity Incentive Plan.

(3)	See the descriptions below regarding how the threshold, target and maximum awards are determined.

(4)	Amounts in this column represent time-vested restricted stock grants made under our 2004 Equity Incentive Plan.

(5)	These shares were granted in lieu of a portion of Mr. Hudson’s salary, and the value of such shares is included in the Salary column in the Summary Compensation Table above.

(6)	Pursuant to the terms of their respective agreements, upon departure from the company the former executive officers received the target amount of their annual incentive plan awards, and their performance shares were paid out based on the application of the performance share formula upon their departure.

Annual Incentive Plan Formula (reported in the tables as a “Non-Equity Incentive Plan”):

The amounts payable under the annual incentive plan are determined based on the achievement of certain financial and qualitative goals described in the Compensation Discussion and Analysis (CD&A) section above. The threshold, target and maximum amounts that could have been paid under the 2007 annual incentive plan are shown in the table above in the “Estimated Possible Payout Under Non-Equity Incentive Awards” column in compliance with the applicable disclosure rules, which require that we show these amounts under that column. The amounts paid under the plan for 2007 have already been determined as discussed in the CD&A and shown in the Summary Compensation Table (except for the portion that is attributable to the relative performance goal, which will be determined in April 2008).

TECO Energy Proxy Statement | 19

In 2007, the named executive officer annual incentive awards were based on the level of achievement of the corporate and individual quantitative and qualitative performance goals, weighted as shown in table on page 13.

Performance Share Formula, Equity Vesting Schedules and Payment of Dividends:

As described above in the CD&A, equity incentive awards were granted to the named executive officers in 2007 in the form of performance-based restricted stock and time-vested restricted stock. The payout or forfeiture of performance-based restricted stock is dependent upon the total return of our common stock over a three-year period relative to that of the median company (in terms of total return) of the companies listed in the Dow Jones Electricity Group and Multiutility Group. Total return is calculated by dividing (1) the sum of (a) the amount of dividends with respect to the three-year performance period, assuming dividend reinvestment, and (b) the difference between the share price at the end and beginning of the three-year performance period, by (2) the closing share price at the beginning of the three-year performance period, with the share price in each case being determined by using the average closing price during the 20 trading days preceding (and inclusive of) the date of determination. Share price is equitably adjusted for stock splits and other similar corporate actions affecting stock. The threshold, target and maximum number of shares that may be paid under these awards granted in 2007 is shown in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column above. For grants made in 2007, if our common stock’s total return is equal to that of the median company of those groups during the three-year period, the payout will be equal to 100% of the target amount. If the total return is in the top 10% of the companies, the payout will be at 150% of the target amount. If the total return is in the bottom quarter of these companies, there will be no payout. A minimum payout of 25% of the target amount will be made if we are at the 25th percentile. Payout is prorated for performance between the bottom quarter and top 10%. For grants made prior to 2007, (i) if our common stock’s total return is equal to that of the median company of those groups during the three-year period, the payout will be equal to 90% of the target amount, (ii) if the total return is in the top 10% of the companies, the payout will be at 200% of the target amount, (iii) if the total return is in the bottom one-third of these companies, there will be no payout, (iv) a minimum payout of 50% of the target amount will be made if we are at the 33.3 percentile, and (v) payout is prorated for performance between the bottom one-third and top 10%. In the case of all of the performance share grants, at the end of the three year performance period, depending on the payout as described above, (i) the performance shares are either forfeited, in which case dividends are no longer paid on such shares, or (ii) restrictions on the shares terminate and, potentially, additional shares are granted. Because restrictions terminate at that time, the holder becomes the holder of shares of non-restricted common stock with the same terms as all shares as all of our common stock.

The time-vested restricted stock vests in a single installment three years from the date of grant. The restricted stock Mr. Hudson receives as a portion of his salary vests in four quarterly installments.

Holders of restricted stock receive the same dividends as holders of other shares of our common stock. For the performance-based restricted stock, this means that during the three year performance period, dividends are paid on the target number of shares.

Salary and annual incentives in proportion to total compensation

As discussed in the CD&A, the Compensation Committee reviews information with respect to each element of compensation and how those elements relate to total compensation. In 2007, elements awarded on an annual basis other than salary and the annual incentive award (that is, equity awards valued at grant date fair value plus all other compensation) accounted for approximately 60% of our CEO’s total direct compensation, approximately 50% of our COO’s total direct compensation, approximately 40% of our CFO’s total direct compensation and slightly below 40% for the other named executive officers. This proportion ties a greater percentage of compensation awarded on an annual basis directly to shareholder return for those officers with greater influence over operating results, while still providing an amount of fixed compensation that is competitive with the marketplace.

20 | TECO Energy Proxy Statement

Outstanding Equity Awards at 2007 Fiscal Year-End

	Option Awards					Stock Awards [1]
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) [2]		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) [2]
Sherrill W. Hudson	10,000	—		13.6350	01/28/2013	30,850	[3]	$530,929	51,450	[4]	$886,484
	2,500	—		11.0850	04/20/2013	33,400	[5]	$574,814	56,300	[6]	$970,049
	2,500	—		13.5550	04/26/2014	28,750	[7]	$494,788	67,900	[8]	$1,168,559
	50,000	—		12.0050	07/05/2014
	50,000	—		12.6053	07/05/2014
	50,000	—		13.2055	07/05/2014
	73,366	36,684	[9]	16.2050	04/26/2015
	46,067	92,133	[10]	16.2950	04/25/2016

John B. Ramil	16,830	—		27.5625	04/14/2008	15,550	[3]	$267,616	25,950	[4]	$446,600
	36,807	—		21.4063	04/20/2009	17,500	[5]	$301,175	29,500	[6]	$507,695
	41,377	—		21.2500	04/18/2010	13,950	[7]	$240,080	32,900	[8]	$566,209
	43,482	—		31.5750	04/17/2011	3,900	[11]	$67,119
	51,622	—		27.9650	04/16/2012
	22,233	—		11.0850	04/20/2013
	101,786	—		13.5000	04/27/2014
	37,000	18,500	[9]	16.2050	04/26/2015
	24,150	48,300	[10]	16.2950	04/25/2016

Gordon L. Gillette	28,447	—		21.2500	04/18/2010	11,000	[3]	$189,310	18,350	[4]	$315,804
	25,200	—		31.5750	04/17/2011	9,650	[5]	$166,077	16,300	[6]	$280,523
	28,188	—		27.9650	04/16/2012	8,950	[7]	$154,030	21,150	[8]	$363,992
	72,705	—		13.5000	04/27/2014
	26,200	13,100	[9]	16.2050	04/26/2015
	13,334	26,666	[10]	16.2950	04/25/2016

Charles R. Black	4,200	—		27.5625	04/14/2008	6,550	[3]	$112,857	10,900	[4]	$187,807
	4,612	—		21.4063	04/20/2009	6,650	[5]	$114,580	11,200	[6]	$192,976
	2,689	—		21.2500	04/18/2010	5,350	[7]	$92,074	12,700	[8]	$218,567
	10,061	—		31.5750	04/17/2011
	10,528	—		27.9650	04/16/2012
	2,078	—		11.0850	04/20/2013
	15,694	—		13.5000	04/27/2014
	15,600	7,800	[9]	16.2050	04/26/2015
	9,184	18,366	[10]	16.2950	04/25/2016

Table continues on next page.

TECO Energy Proxy Statement | 21

	Option Awards					Stock Awards [1]
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) [2]		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) [2]
William N. Cantrell	16,830	—		27.5625	04/14/2008	6,000	[3]	$103,380	10,000	[4]	$172,300
	33,485	—		21.4063	04/20/2009	5,500	[5]	$94,765	9,250	[6]	$159,378
	28,447	—		21.2500	04/18/2010	4,300	[7]	$74,003	10,100	[8]	$173,821
	36,070	—		31.5750	04/17/2011	4,800	[11]	$82,608
	41,094	—		27.9650	04/16/2012
	24,364	—		11.0850	04/20/2013
	61,626	—		13.5000	04/27/2014
	14,300	7,150	[9]	16.2050	04/26/2015
	7,550	15,100	[10]	16.2950	04/25/2016

Sal Litrico	3,200	—		27.5625	04/14/2008
	5,563	—		21.4063	04/20/2009
	8,069	—		21.2500	04/18/2010
	12,353	—		31.5750	04/17/2011
	13,585	—		27.9650	04/16/2012
	8,067	—		11.0850	04/20/2013
	17,311	—		13.5000	04/27/2014
	12,350	—		16.2050	04/26/2015
	17,800	—		16.2950	04/25/2016

Sheila M. McDevitt	5,200	—		27.5625	04/14/2008
	14,740	—		21.2500	04/18/2010
	22,729	—		31.5750	04/17/2011
	26,830	—		27.9650	04/16/2012
	11,540	—		13.5000	04/27/2014
	14,950	—		16.2050	04/26/2015
	17,800	—		16.2950	04/25/2016

(1)	Time-vested restricted stock that has not vested is reported under the first and second columns under “Stock awards,” and performance shares for which the performance period has not run is reported under the third and fourth columns under “Stock Awards.”

(2)	Shares shown under this column are performance shares that vest three years following the date of grant on the dates shown in the following footnotes, subject to satisfaction of performance criteria.

(3)	Vest in one installment on April 27, 2008, three years from the date of grant.

(4)	Vest on March 31, 2008, depending on the satisfaction of performance criteria.

(5)	Vest in one installment on April 26, 2009, three years from the date of grant.

(6)	Vest on March 31, 2009, depending on the satisfaction of performance criteria.

(7)	Vest in one installment on May 2, 2010, three years from the date of grant.

(8)	Vest on March 31, 2010, depending on the satisfaction of performance criteria.

(9)	Exercisable on April 27, 2008 (the last of three substantially equal annual installments).

(10)	Exercisable in two substantially equal annual installments beginning April 26, 2008 (the second and third of three substantially equal annual installments).

(11)	Vest at normal retirement age, as defined in the tax-qualified pension plan.

22 | TECO Energy Proxy Statement

Option Exercises and Stock Vested in the 2007 Fiscal Year

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting [1] (#)		Value Realized on Vesting [1] ($)
Sherrill W. Hudson	0	0	31,111		530,209
John B. Ramil	0	0	16,897		305,667
Gordon L. Gillette	16,710	95,498	12,069		218,328
Charles R. Black	0	0	3,908		70,696
William N. Cantrell	0	0	10,230		185,061
Sal Litrico	0	0	22,648	[2]	396,849
Sheila M. McDevitt	0	0	30,182	[2]	523,757

(1)	The shares Mr. Hudson acquired on vesting were shares of restricted stock granted in lieu of salary; the shares acquired on vesting for the other continuing named executive officers were time-vested restricted stock granted in April 2004, which were granted before Mr. Hudson became CEO (the performance shares granted in April 2004 were forfeited).

(2)	These shares were time-vested restricted stock and performance shares which vested pursuant to the terms of the respective agreements with Mr. Litrico and Ms. McDevitt described above.

Pension Benefits

The following table shows the present values of accumulated benefits payable under our pension plan arrangements for the named executive officers as of September 30, 2007, the most recent pension plan measurement date for financial reporting purposes. The pension plan arrangements shown in the table include the TECO Energy Group Retirement Plan, our tax-qualified defined benefit plan that is available to all of our U.S. employees (the “qualified plan”), and the TECO Energy Group Supplemental Executive Retirement Plan, a supplemental executive retirement plan (the “supplemental plan”). As described in the CD&A, Mr. Hudson does not participate in our supplemental executive retirement plan. The number of years of credited service is the same for the qualified plan and supplemental plan (except for Ms. McDevitt, as described below) and is rounded up or down to the nearest whole year.

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)
Sherrill W. Hudson	qualified plan supplemental plan	3		48,388 0		—

John B. Ramil	qualified plan supplemental plan	32		344,972 2,822,134		—

Gordon L. Gillette	qualified plan supplemental plan	26		202,367 1,483,062		—

Charles R. Black	qualified plan supplemental plan	34		513,431 1,946,322		—

William N. Cantrell	qualified plan supplemental plan	32		449,607 1,673,353		—

Sal Litrico	qualified plan supplemental plan	14		228,990 n/a	[1]	—	[1]

Sheila M. McDevitt	qualified plan supplemental plan	25 27	[2]	n/a		600,287 2,220,575	[2]

(1)	Under the terms of the agreement between Mr. Litrico and TECO Transport Corporation, Mr. Litrico received a payment equal to the present value of his supplemental retirement plan at the time of the closing of the sale of that company; this benefit was not vested and therefore not made under the supplemental retirement plan, and is reported under All Other Compensation in the Summary Compensation Table.

(2)	The payment under the supplemental plan was made in 2008, and includes the value of two years of additional age and credited service as provided in the agreement with Ms. McDevitt described above.

All of our U.S. employees, including executive officers, are eligible to participate in our tax-qualified defined benefit plan, and become 100% vested in the benefit they have accrued upon completion of three years of service or reaching the age of 65. All of our named executive officers are vested in this plan. Normal retirement age for the qualified plan is the same as the

TECO Energy Proxy Statement | 23

eligibility age for unreduced Social Security benefits. The qualified plan’s normal retirement payment and benefit formula is based on the employee’s age, years of service and final average earnings. Benefits can be paid as an annuity or in a lump sum, at the election of the participant. The present value of the accumulated benefit under the qualified plan in the table above was calculated assuming that participants retire at their earliest unreduced retirement age, using a present value discount rate of 6.2%, and a lump sum conversion rate of 5.00%.

The normal retirement payment and benefit formula for the named executive officers who are participants in the supplemental executive retirement plan is: 3% times final average earnings times years of credited service, up to a maximum of 20 years (therefore the maximum amount payable is 60% of final average earnings). Final average earnings are based on the greater of (a) the officer’s final 36 months of earnings or (b) the officer’s highest three consecutive calendar years of earnings out of the five calendar years preceding retirement. The plan was amended in 2007 to provide that the benefit formula for participants who enter after that date will be 2% times final average earnings times years of credited service, up to a maximum of 30 years.

The earnings covered by the tax-qualified pension plan and supplemental executive retirement plan are the same as those reported as salary and non-equity incentive plan awards in the summary compensation table above. The pension benefits are computed as a straight-life annuity commencing at the officer’s normal retirement age and are reduced by the officer’s Social Security benefits. Benefits payable under the supplemental plan are also reduced by benefits payable under the qualified pension plan. Normal retirement age is 63 for Messrs. Cantrell and Black, 63 and two months for Mr. Ramil and 64 for Mr. Gillette. A reduced amount of benefits may be received upon retirement anytime after age 55, as long as the officer has five years of service. If early retirement is elected, payment is based on actual years of service at early retirement using the formula described above, however, benefits are reduced by 5% for each year that payment begins before the normal retirement date.

Pursuant to the terms of the supplemental plan, if a change in control of the company occurs before the officer retires but after reaching early retirement age, the officer would be eligible to receive the same benefit that would normally be payable for early retirement, except the minimum 5 years of service requirement does not apply. Before early retirement age, a benefit would also be payable based on length of service and final average earnings on the date of the change of control, reduced by between 90% and 41% depending on the number of years the change of control occurred before the participant’s normal retirement age. Pursuant to the terms of the named executive officers’ change-in-control severance agreements, if those agreements are triggered as described below, the officers would receive a cash payment equal to the additional retirement benefit which would have been earned under our retirement plans if employment had continued for three years following the date of termination.

The benefit payable under the supplemental plan is paid in the form of a lump sum only (not an annuity). The present value of the accumulated benefit for the supplemental plan shown in the table above was calculated by discounting the lump sum that would be payable at the officer’s normal retirement age using a discount rate of 6.2%.

The pension plan arrangements also provide death benefits to the surviving spouse of an officer equal to 50% of the benefit payable to the officer. If the officer dies during employment before reaching his normal retirement age, the benefit is based on the officer’s service as if his employment had continued until such age. The death benefit is payable in the form of a lump sum to the spouse.

Post-Termination Benefits

Change-in-Control Agreements

We have change-in-control severance agreements with the named executive officers under which payments will be made under certain circumstances in connection with a change in control of TECO Energy. A change in control means in general an acquisition by any person of 30% or more of our common stock, a change in a majority of our directors, a merger or consolidation in which our shareholders have less than 50% of the voting power in the surviving entity, or a liquidation or sale of our assets. The change-in-control agreements are “double-trigger” arrangements that only provide for payment of the benefits described below if:

•	there is change in control or one is contemplated, and

•	employment is terminated by us without cause (as defined below), or

•	employment is terminated by the officer for good reason (as defined below).

If employment is terminated under those circumstances, we will make

•	a lump sum severance payment to the officer of three times his or her annual salary and target annual incentive,

•	a cash payment equal to the additional retirement benefit which would have been earned under our retirement plans if employment had continued for three years following the date of termination,

•	participation available in our life, disability, accident and health insurance plans for a three-year period, except to the extent these benefits are provided by a subsequent employer, and

•

a payment to compensate for any additional taxes that may be payable as a result of the application of the excise tax associated with Section 280G of the Internal Revenue Code on the benefits received under the change-in-control agreements and any other benefits contingent on a change in control.

24 | TECO Energy Proxy Statement

Other benefits may also be paid in connection with a change in control under the supplemental executive retirement plan (as described above under “Pension Benefits”) and under the terms of stock options and restricted stock agreements (as described below under “Accelerated Vesting of Equity Upon a Change in Control”).

For the purposes of these agreements, termination with “cause” is defined as termination resulting from the willful and continued failure to substantially perform job duties or willful engagement in conduct which is demonstrably and materially injurious to the company, monetarily or otherwise. “Good Reason” for termination of employment would be the assignment to the officer of any duties inconsistent (except in the nature of a promotion) with the position held immediately prior to the change in control or a substantial adverse alteration in the nature or status, responsibilities or the conditions of employment, a reduction in annual base salary, a requirement to be based more than 50 miles from current job location, the failure by the company to pay compensation within 7 days of the due date, the discontinuation without substitution of any material compensation or benefit plan or other benefits the officer participated in immediately prior to the change in control or reduction of those benefits, or if the company attempted to terminate the officer’s employment in a manner not consistent with the terms of the agreement.

Under the terms of the change-in-control agreements, in the event employment is terminated in contemplation of or following a change in control, the officer would be entitled to receive his or her base salary through the termination date, and under the terms of the annual incentive plan, an incentive award equal to the target incentive amount for the year or the target incentive amount for the prior year (if greater), prorated for the number of days served in the year the termination occurred.

The agreements require the officer, subject to the terms of the agreement, to remain our employee for one year following a potential change in control (unless an actual change in control occurs earlier). A potential change in control would occur if we entered into an agreement which would result in the occurrence of a change in control, if any person publicly announced an intention to take or consider taking actions which would constitute a change in control, the acquisition or disclosure of a plan to acquire 9.9% or more of our outstanding common stock, or if the board adopted a resolution to the effect that a potential change in control of the company has occurred.

Accelerated Vesting of Equity Upon a Change-in-Control

The agreements that govern all employee stock options and time-vested restricted stock awards provide that all outstanding stock options and time-vested restricted stock vest upon a change in control, as defined above (except that a qualifying merger or consolidation is one in which our shareholders have less than 65% of the voting power in the surviving entity). The agreements that govern the performance share awards also provide that upon a change in control (using the same definition as contained in the stock option and time-vested restricted stock agreements), the performance period ends and the normal formula used for determining the number of shares to be received or forfeited, as applicable, is applied to the shortened performance period.

Post-Termination Benefits Table

The table below shows the amounts that would be payable to each of the current named executive officers in connection with a termination without cause or for good reason in contemplation of or following a change of control. The amounts below are calculated as if such event had occurred on December 31, 2007, based on our closing stock price on that day of $17.21. Other assumptions that were made in order to calculate these amounts are that no accrued base salary or prorated incentive payment was owed on that date and all accelerated options were exercised on the termination date. The change-in-control agreements provide enhancements to the benefit formula of the supplemental executive retirement plan, and the retirement related benefits shown below are incremental amounts that represent the enhanced benefit only. The supplemental executive retirement plan is described in more detail in the Pension Benefits section above, and the present value of accumulated benefits under our pension arrangements are shown in that section. Any value of such arrangements that is not directly attributable to the change in control is not included in this section. Health care benefits are based on the continuation of benefits for three years at the officer’s current level of coverage. Under the terms of our change-in-control agreements, executive officers are eligible to receive an excise tax gross-up payment if additional taxes are due by that officer as a result of the application of the excise tax associated with Section 280G of the Internal Revenue Code. There are no agreements or arrangements with these named executive officers for any termination scenarios not involving a change in control.

Name	S. W. Hudson	J. B. Ramil	G. L. Gillette	C. R. Black	W. N. Cantrell
Cash Severance	$4,310,550	$2,626,500	$2,111,088	$1,655,400	$1,449,000
Accelerated Equity Vesting	4,878,490	2,459,280	1,507,300	830,073	880,642
Retirement Related Benefits	0	85,549	32,616	26,922	51,823
Health Care Benefits	27,995	38,525	53,427	20,320	20,320
Excise Tax Gross-Up	2,963,748	2,237,426	2,016,169	928,537	677,238

Total	$12,180,783	$7,447,280	$5,720,600	$3,461,252	$3,079,023

TECO Energy Proxy Statement | 25

Agreements with Former Executive Officers

As described in greater detail in the CD&A, on March 29, 2007, in connection with the proposed sale of TECO Transport Corporation, that company entered into an agreement with Sal Litrico, and on June 11, 2007, in connection with her departure from the company, we entered into an agreement with Sheila M. McDevitt. The table below shows the amounts that were paid or accrued to these officers in 2007 under the terms of those agreements. The amount shown for accelerated equity vesting is the estimated value of the restricted stock and options that became vested pursuant to the agreements, and does not assume that the options were exercised (in contrast to the amounts in the table above, which do assume that options are exercised on the termination date). The amount shown for retirement related benefits for Ms. McDevitt is the lump sum payment which was paid under the tax-qualified pension plan, and the lump sum amount which became due under the supplemental retirement plan, of which $335,973 was attributable to the retirement enhancement provided in the agreement described in the CD&A, with the remainder attributable to the normal terms of the pension plans. The amount shown for cash severance for Mr. Litrico included a payment equal to the present value of his supplemental retirement plan, which was paid pursuant to the terms of the agreement described in the CD&A.

Name	S. M. McDevitt		S. Litrico
Cash Severance	$729,000		$978,401	[1]
Accelerated Equity Vesting	492,590		499,963
Retirement Related Benefits	2,820,862	[2]	—	[1]
Health Care Benefits	5,385		—
Tax Accounting Services	4,000		—

Total	$4,051,837	[2]	$1,478,364

(1)	Cash severance included payment of $904,893, which was the present value of Mr. Litrico’s supplemental executive retirement plan benefit, had it been vested on the date of the closing of the sale of TECO Transport Corporation, with the balance being the retention payment that became due at the closing of such sale.

(2)	These amounts include $2,484,889 which was paid pursuant to the normal terms of the tax-qualified and supplemental pension plans and is not attributable to the agreement with Ms. McDevitt.

Item 2 - Ratification of Appointment of Auditor

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, as our independent auditor for 2008. Although ratification by the shareholders is not required by our bylaws or otherwise, the Audit Committee believes that it is appropriate to seek shareholder ratification of this appointment in light of the critical role played by the independent auditor. In the event this ratification is not received, the Audit Committee will reconsider the selection of PricewaterhouseCoopers LLP.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the 2008 Annual Meeting of Shareholders and to be available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire.

The Board of Directors recommends a vote FOR the ratification of the action taken by the Audit Committee appointing PricewaterhouseCoopers LLP as our independent auditor to conduct the annual audit of the financial statements for the fiscal year ending December 31, 2008.

Fees Paid to the Independent Auditor

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements for the years ended December 31, 2006 and December 31, 2007, and fees billed for other services rendered by PricewaterhouseCoopers LLP during these periods.

	2007	2006
Audit fees	1,650,006	$1,940,000
Audit-related fees	192,829	175,000
Tax fees
Tax compliance fees	72,646	35,000
Tax planning fees	42,566	10,000
All other fees	1,500	5,000

Total	1,959,547	2,165,000

Audit fees consisted of fees for professional services performed for the audit of our annual financial statements, including management’s assessment of our internal control over financial reporting, and review of financial statements included in our

26 | TECO Energy Proxy Statement

10-Q filings, services that are normally provided in connection with statutory and regulatory filings or engagements and reviews related to debt and equity issuance and SEC filings.

Audit-related fees consisted of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, principally for the audit of benefit plans and consultations with our management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB or other regulatory or standard-setting bodies.

Tax fees consisted of tax compliance fees for tax return review and income tax provision review; and tax planning fees, including tax audit advice.

All other fees consisted of fees for other permissible work performed by PricewaterhouseCoopers LLP, including fees for accounting advice related to specific transactions, regulatory accounting advice and other miscellaneous services.

All services rendered by PricewaterhouseCoopers LLP are permissible under applicable laws and regulations, and are pre-approved by the Audit Committee in order to assure that the provision of such services does not impair the auditor’s independence.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy for pre-approval of services to be provided by our independent auditor. Under the policy, the Audit Committee pre-approves the annual audit engagement terms and fees and the specific types of services to be performed by the independent auditor throughout the year, based on the Audit Committee’s determination that the provision of the services would not be likely to impair the auditor’s independence. The pre-approval is effective for the current fiscal year and until the Audit Committee meets to re-approve services for the following year, or such other period as the Committee may designate. The policy permits the Audit Committee to delegate pre-approval authority to one or more of its members to ensure prompt handling of unexpected matters, with such delegated pre-approvals to be reported to the Audit Committee at its next meeting. The policy also contains a list of prohibited non-audit services and requires that the independent auditor ensure that all audit and non-audit services provided to us have been pre-approved by the Audit Committee.

Audit Committee Report

The Audit Committee is composed of four directors, each of whom is independent as defined by applicable New York Stock Exchange listing standards. The Committee assists the Board of Directors in overseeing (a) the integrity of our financial statements, (b) the annual independent audit process, (c) our systems of internal control over financial reporting and disclosure controls and procedures, (d) the qualifications, independence and performance of our independent auditor, (e) the performance of the internal audit department, (f) our compliance with legal and regulatory requirements, (g) our policies and procedures for risk assessment and risk management, and (h) our ethics policy. The Committee operates under a written charter adopted by the Board, a copy of which can be found on the Investors page of our website, www.tecoenergy.com.

In the course of its oversight of our financial reporting process, the Committee has:

1.	Reviewed and discussed with management our audited financial statements, including Management’s Discussion and Analysis, for the fiscal year ended December 31, 2007;

2.	Discussed with PricewaterhouseCoopers LLP, our independent auditor, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and Public Company Accounting Oversight Board Auditing Standard No. 2, An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements; and

3.	Received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, discussed with PricewaterhouseCoopers LLP its independence and considered whether the provision of non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining its independence.

Based on the foregoing review and discussions, the Committee has recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

By the Audit Committee, Joseph P. Lacher (Chairman) Tom L. Rankin J. Thomas Touchton Paul L. Whiting

TECO Energy Proxy Statement | 27

Other Information

Shareholder Proposals and Nominations

In order for proposals of shareholders to be considered for inclusion in our proxy materials relating to the annual meeting of shareholders in 2009 pursuant to Rule 14a-8 of the Exchange Act, they must be received on or before November 19, 2008. In order for a shareholder proposal made outside of Rule 14a-8 of the Exchange Act to be considered “timely” under Rule 14a-4(c) of that Act, it must be received by us not later than January 30, 2009. Any proposals should be sent to: Corporate Secretary, TECO Energy, Inc., P.O. Box 111, Tampa, Florida 33601.

Under our bylaws, in order for a shareholder to bring business before or propose director nominations at an annual meeting, the shareholder must give written notice to our Secretary not less than 90 days nor more than 120 days in advance of the anniversary date of the immediately preceding annual meeting of shareholders. The notice must contain specified information about the proposed business or each nominee and the shareholder making the proposal or nomination. If the annual meeting is scheduled for a date that is not within 30 days before or after such anniversary date, the notice given by the shareholder must be received no later than the tenth day following the day on which the notice of such annual meeting date was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs.

Solicitation of Proxies

In addition to the solicitation of proxies by mail, proxies may be solicited by telephone, facsimile or in person by our employees. We have retained Morrow & Co., Inc. to assist in the solicitation of proxies for a fee of $7,500 plus out-of-pocket expenses. All expenses of this solicitation, including the cost of preparing and mailing this proxy statement, and the reimbursement of brokerage houses and other nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock, will be paid by us.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be “householding” our proxy statements and annual reports. This means that only one copy of the proxy statement and annual report to shareholders may have been sent to multiple shareholders in one household. We will promptly deliver a separate copy of either document to shareholders who write or call us at the following address or telephone number: TECO Energy, Inc., P.O. Box 111, Tampa, Florida 33601, Attn: Investor Relations, telephone: (813) 228-1111. Shareholders wishing to receive separate copies of the proxy statement or annual report to shareholders in the future should contact their bank, broker or other nominee record holder or Broadridge at 1-800-542-1061.

Other Matters

The Board of Directors does not know of any business to be presented at the meeting other than the matters described in this proxy statement. If other business is properly presented for consideration at the meeting, the enclosed proxy authorizes the persons named therein to vote the shares in their discretion.

28 | TECO Energy Proxy Statement

Appendix A

Executive Retirement and Benefits Practices Energy Services Peer Group 1

Allegheny Energy, Inc.	Duke Energy Corp.	New York State Electric & Gas Corp.	SCANA Corp.

Alliant Energy Corp.	Energy East Corp.	NSTAR	Sierra Pacific Resources

Ameren Corp.	Entergy Corp.	Otter Tail Power Co	Tuscon Electric Power Co.

Black Hills Power & Light	FirstEnergy Corp.	Pinnacle West Capital Corp.	Westar Energy, Inc.

Central Hudson Gas & Electric Corp.	FPL Group Inc	PNM Resources, Inc.	Wisconsin Energy Corp.

Consolidated Edison Co. of New York, Inc.	Great Plains Energy Incorporated	PPL Corp.

Constellation Energy Group, Inc.	Integrys Energy Group, Inc.	Progress Energy, Inc.

CMS Energy Corp.	Madison Gas & Electric Co.	Puget Energy, Inc.

Relative Performance Goal Peer Group 1

Allegheny Energy, Inc.	DPL, Inc.	Integrys Energy Group, Inc.	Puget Energy, Inc.

ALLETE, Inc.	DTE Energy Co.	Keyspan Corp.	SCANA Corp.

Alliant Energy Corp.	Duke Energy Corp.	NiSource, Inc.	Sempra Energy

Ameren Corp.	Duquesne Light Holdings, Inc.	Northeast Utilities	Sierra Pacific Resources

American Electric Power Co., Inc.	Edison International	NSTAR	The Southern Co.

Avista Corp.	Energy East Corp.	OGE Energy Corp.	TXU Corp.

CenterPoint Energy, Inc.	Energy Corp.	Pepco Holdings, Inc.	UIL Holdings Corp.

CH Energy Group, Inc.	Exelon Corp.	PG&E Corp.	UniSource Energy Corp.

Cleco Corp.	First Energy Corp.	Pinnacle West Capital Corp.	Vectren Corp.

CMS Energy Corp.	FPL Group, Inc.	PNM Resources, Inc.	Westar Energy, Inc.

Consolidated Edison, Inc.	Great Plains Energy Incorporated	PPL Corp.	Wisconsin Energy Corp.

Constellation Energy Group, Inc.	Hawaiian Electric Industries, Inc.	Progress Energy, Inc.	XCel Energy, Inc.

Dominion Resources, Inc.	IDACORP, Inc.	Public Service Enterprise Group Incorporated

Dow Jones Electricity and Multiutility Groups (used to determine payout of Performance Shares) 2

AES Corp.	Dominion Resources Inc.	Integrys Energy Group Inc.	Puget Energy, Inc.

Allegheny Energy Inc.	DPL Inc.	ITC Holdings Corp.	Reliant Energy Inc.

Allete Inc.	DTE Energy Co.	Mirant Corp.	SCANA Corp.

Alliant Energy Corp.	Duke Energy Corp.	Northeast Utilities	Sempra Energy

Ameren Corp.	Dynegy Inc.	NorthWestern Corp.	Sierra Pacific Resources

American Electric Power Co. Inc.	Edison International	NRG Energy Inc.	The Southern Co.

Aquila Inc.	El Paso Electric Co.	NSTAR	UniSource Energy Corp.

Avista Corp.	Energy East Corp.	Pepco Holdings Inc.	Vectren Corp.

Black Hills Corp.	Entergy Corp.	PG&E Corp.	Westar Energy, Inc.

CenterPoint Energy Inc.	Exelon Corp.	Pinnacle West Capital Corp.	Williams Cos.

Cleco Corp.	FirstEnergy Corp.	PNM Resources Inc.	Wisconsin Energy Corp.

CMS Energy Corp.	FPL Group Inc.	PPL Corp.	XCel Energy, Inc.

Consolidated Edison Inc.	Great Plains Inc.	Progress Energy Inc.

Constellation Energy Group Inc.	Hawaiian Electric Industries Inc.	Public Service Enterprise Group Inc.

[1]	Composition of peer group in 2007. The payout of the relative performance goal will be determined using data that is not available until after the printing of this proxy statement.

[2]	Composition of Dow Jones Electricity and Multiutility Groups as of February 2008. The payout of performance shares is determined using data as of the end of the applicable performance period.

TECO Energy Proxy Statement | A-1

The Annual Meeting of Shareholders will be held on April 30, 2008, at 10:00 a.m.

Directions to W. F. Poe Parking Garage and TECO Plaza:

•	From Interstate 275 - coming from St. Petersburg:

•	Take Tampa downtown exit # 44 - Ashley Dr. / Scott St. / Tampa St.;

•	From Interstate 275 - coming from Ocala, or from Interstate 4 coming from Orlando:

•	Take Tampa downtown exit # 45A - Downtown Tampa East-West;

Then follow the directional sign: Downtown West–Ashley Drive.

•	Coming off the exit ramp, Ashley Drive will split to the right and Tampa Street to the left; Stay on Ashley Drive, get in the right lane.

•	Go through two stoplights (Tyler Street and Cass Street).

•	Turn right into the W. F. Poe Parking Garage and park.

•	Once parked, cross Ashley Drive at the light-controlled crosswalk. Please be aware of the construction activity around you as you walk along Polk Street to TECO Plaza.

Driving Directions | TECO Energy Proxy Statement

YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

INTERNET		TELEPHONE		MAIL

https://www.proxypush.com/te		1-866-229-4366

• Go to the website address listed above. • Have your proxy card ready. • Follow the simple instructions that appear on your computer screen.	OR	• Use any touch-tone telephone. • Have your proxy card ready. • Follow the simple recorded instructions.	OR	• Mark, sign and date your proxy card. • Detach your proxy card. • Return your proxy card in the postage-paid envelope provided.

CALL TOLL-FREE TO VOTE 1-866-229-4366

☐	i DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET i

Please Vote, Sign, Date and Return Promptly in the Enclosed Envelope.	☒ Votes must be indicated (x) in Black or Blue ink.

The Board Recommends a Vote FOR all Nominees. 1. ELECTION OF DIRECTORS				The Board Recommends a Vote FOR the Proposal below.
	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

Nominees: 1.1 - DuBose Ausley	☐	☐	☐	2. RATIFICATION OF THE CORPORATION’S INDEPENDENT AUDITOR	☐	☐	☐
1.2 - James L. Ferman, Jr.	☐	☐	☐	In their discretion, the proxies are also authorized to vote upon such other matters as may properly come before the meeting.
1.3 - John B. Ramil	☐	☐	☐	This proxy will be voted as specified, or if no specification is made, FOR Proposals 1 and 2.
1.4 - Paul L. Whiting	☐	☐	☐

S C A N L I N E
INSTRUCTIONS—Signatures should correspond exactly with the name or names of Shareholders as they appear on this proxy. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full titles. Execution on behalf of corporations should be by a duly authorized officer and on behalf of partnerships by a general partner or in the firm name by another duly authorized person.

_____	______________________	______________________
Date	Share Owner sign here	Co-Owner sign here

ADMISSION TICKET

2008 Annual Shareholders’ Meeting

Wednesday, April 30, 2008, 10:00 A.M.

TECO Plaza

702 N. Franklin Street

Tampa, Florida 33602

Shareholders who do not present a photo ID and an admission ticket or verification of ownership may not be admitted to the meeting.

Attached below is your proxy card for the 2008 Annual Meeting of Shareholders of TECO Energy, Inc.

You may vote by Telephone, by Internet, or by Mail.

To vote by Telephone or Internet, see instructions on reverse side.

To vote by Mail, please return your proxy in the enclosed Business Reply Envelope.

PROXY

TECO ENERGY, INC. Proxy for Annual Meeting of Shareholders, April 30, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TECO ENERGY, INC.

The undersigned hereby constitutes and appoints DuBose Ausley, Luis Guinot, Jr. and Sherrill W. Hudson and any one or more of them, attorneys and proxies of the undersigned, with full power of substitution to each attorney and substitute, for and in the name of the undersigned to appear and vote all shares of Common Stock of TECO Energy, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held on April 30, 2008 at 10:00 A.M., and at any and all adjournments thereof, with all powers the undersigned would have if personally present, hereby revoking all proxies previously given.

(THIS PROXY IS CONTINUED AND IS TO BE SIGNED ON REVERSE SIDE)

TECO ENERGY, INC.

PROXY PROCESSING

P.O. BOX 3548

S HACKENSACK NJ 07606-9248